EXHIBIT 10.2
EXHIBIT A
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Published CUSIP Number:
CREDIT AGREEMENT
Dated as of March 29, 2007
among
GROUP 1 REALTY, INC.,
as the Borrower,
GROUP 1 AUTOMOTIVE, INC.,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

1.01A	Leases
2.01	Commitments and Applicable Percentages
4.01(a)(iv)	Entities in Good Standing
5.08(a)	Litigation
5.12	ERISA Disclosures
5.16(g)	Existing Liens
5.18	Subsidiaries
5.20	Dealer Franchise Agreements and Manufacturer Framework Agreements
5.23	Borrower Information
7.01(b)	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Company Guaranty Agreement
F	Subsidiary Guaranty Agreement
G	Lessee Estoppel, Subordination and Attornment Agreement
H	Letter of Undertaking
I	Opinion Matters

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of March 29, 2007, among GROUP 1 REALTY, INC., a Delaware corporation, as borrower (the “Borrower”), GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.
     The Borrower has requested that the Lenders provide a credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Account” means any “account” as such term is defined in the UCC, now or hereafter owned by the Company, the Borrower or any of their respective Restricted Subsidiaries, including rights to payment for goods and services sold or leased, whether now in existence or arising in the future.
     “Acquisition” means the acquisition by the Company or any of its Wholly Owned Subsidiaries of (i) not less than one hundred percent (100%) of the capital stock or other evidence of equity ownership (but excluding director qualifying shares) of an Auto Dealer, or (ii) all or substantially all of the assets of an Auto Dealer.
     “Adjusted Senior Indebtedness” means, for any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, Adjusted Total Indebtedness minus Subordinated Indebtedness.
     “Adjusted Total Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries, on a consolidated basis, the difference between (a) Indebtedness and (b) the sum of (i) floor plan loans in respect of inventory of the Company and its Restricted Subsidiaries, (ii) Excluded Capital Leases, and (iii) Retail Loan Guarantees not in excess of ten percent (10%) of Stockholders’ Equity.
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” of any Person means any other Person who directly or indirectly beneficially owns or controls five percent (5%) or more of the total voting power of shares of capital stock or other equity interests of such Person having the right to vote for directors under ordinary circumstances, any Person controlling, controlled by or under common control with any such Person (within the meaning of Rule 405 under the Securities Act of 1933), and any director or executive officer of such Person.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Agreement” means this Credit Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means a per annum rate equal to:
(a)	with respect to Base Rate Loans, 0.00%;

(b)	with respect to Eurodollar Rate Loans, 1.05%; and

(c)	with respect to the Commitment Fee, 0.10%.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

     “Auto Dealer” has the meaning specified in the Closing Date Revolving Credit Agreement.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the Commitment of each Lender to make Loans pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Baron Development” means Baron Development Company L.L.C., a Kansas limited liability company.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Board” means the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.05.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.01.
     “Buildings”, as to any Financed Property, means the “Buildings” as defined in the Mortgage related to such Financed Property.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and Houston, Texas, and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease” means any lease required to be accounted for as a capital lease under GAAP.
     “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law,

rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” will be deemed to have occurred if either (a) the shares of the Company cease to be publicly traded or (b) at any time after the Closing Date, individuals who were either directors of the Company on the Closing Date or directors approved (by recommendation, nomination, election or otherwise) by a majority of the directors cease to constitute a majority of the members of the board of directors of the Company.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Closing Date Revolving Credit Agreement” means the Revolving Credit Agreement as in effect on the Closing Date and (notwithstanding Section 1.02(a)(i) hereof) without giving effect to any amendment, supplement or modification after the date hereof.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral” means, collectively, the fee interests in real property and related real property interests, including real property leases, rental and lease payments and other rights in respect of such leases, fixtures, leasehold improvements, condemnation awards or insurance proceeds relating to the foregoing and related items owned by the Borrower or a Subsidiary Lessor, in which a Lien is granted or purported to be granted pursuant to the Security Instruments.
     “Collateral Substitution” means the removal of a Financed Property from the Property Pool at the time of a Permitted Financed Property Disposition with respect to such Financed Property (and the release of any Liens granted to the Administrative Agent in connection therewith) substantially simultaneously with, and in any event on the same day as, the admission of a different Financed Property into the Property Pool, provided that, (i) there shall exist no Default or Event of Default at the time of any such Collateral Substitution, (ii) any such Collateral Substitution shall be subject to terms and conditions reasonably satisfactory to the Administrative Agent (including without limitation, those requirements set forth in Section 4.02) and be subject to a Mortgage and Real Estate Support Documents, and (iii) the Borrower shall have paid all fees set forth in the Fee Letter related to any such Collateral Substitution.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in any Assignment and Assumption pursuant to which such Lender is a party, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Commitment Fee” has the meaning specified in Section 2.07(a).
     “Company” has the meaning specified in the introduction to this Agreement.

     “Company Guaranty Agreement” means the Guaranty Agreement between the Company and the Administrative Agent, substantially in the form of Exhibit E.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated EBITDA” means, for any period for which the amount thereof is to be determined, Consolidated Net Income for such period, plus, to the extent deducted in the determination of Consolidated Net Income and without duplication with items included in the adjustments to Net Income under GAAP in the determination of Consolidated Net Income, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense, and (d) other non-cash income or charges.
     “Consolidated Net Income” means the Net Income (or net losses) of the Company and its Restricted Subsidiaries on a consolidated basis.
     “Consolidated Pro Forma EBITDA” means the Pro Forma EBITDA of the Company and its Restricted Subsidiaries, determined on a consolidated basis.
     “Dealer/Manufacturer Agreement” has the meaning specified in Section 5.20.
     “Dealership” means any physical site or group of related physical sites at which any Restricted Subsidiary of the Company operates Motor Vehicle dealerships. Such sites may include showrooms, storage lots and repair and/or service facilities.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a receivorship, insolvency reorganization, bankruptcy or other similar insolvency proceeding.

     “Disposition” means the sale, lease, conveyance or other disposition of property.
     “Disposition Closing Costs” means, as to any Financed Property, customary and reasonable costs paid to third parties which are not Affiliates of the Borrower or any Lessor Subsidiary in connection with the sale of such Financed Property.
     “Dollar” and “$” mean lawful money of the United States.
     “Earnings Available for Fixed Charges” means, for any period of determination, an amount equal to (a) Consolidated EBITDA plus (b) lease expenses minus (c) cash income taxes in each case for the Company and its Restricted Subsidiaries, determined on a consolidated basis as reported in the annual audited and the quarterly unaudited financial statements of the Company provided in accordance with Section 6.05(a) and 6.05(b).
     “EBITDA” means, for any Person, for any period, Net Income for such period, plus, to the extent deducted in the determination of Net Income and without duplication with items included in the adjustments under GAAP to Net Income in the determination of net income, (a) provisions for income taxes, (b) Interest Expense, (c) depreciation and amortization expense and (d) other non cash income or charges.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement between any Loan Party and any Person other than the Administrative Agent, any Lender and/or any of their Related Parties pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any corporation, trade or business that is, along with the Company or the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001(a)(14) of ERISA.

     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. A Loan bearing interest at the Eurodollar Rate may be (a) borrowed on a day other than the first day of the applicable Interest Period and (b) repaid or converted to a different Type of Loan on a day other than the last day of an Interest Period without giving rise to any additional payment for “break funding” costs.
     “Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Capital Lease” means any lease originally recorded as an operating lease and subsequently reclassified as a Capital Lease.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company or the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company or the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company or the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, (b) all Commitments shall have terminated or expired; (c) the obligations and liabilities of the Borrower and each other Loan Party under all Related Swap Contracts shall have been fully, finally and irrevocably paid and satisfied in full and the Related Swap Contracts shall have expired or been terminated, or other arrangements satisfactory to the applicable Related Swap Contract Providers shall have been made with respect thereto; and (d) the Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to the Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Borrower or any Loan Party that may be owing to any of its Related Parties or any Lender pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated January 22, 2007, among the Company, the Borrower and Bank of America, as amended, supplemented or otherwise modified from time to time.
     “Financed Property” means a real property parcel (and improvements related thereto) which (a) is owned in fee by the Borrower or a Lessor Subsidiary and located at or near a Dealership or otherwise used or to be used by a Dealership in its business, (b) is located in any state of the United States of America or the District of Columbia and (c) has been identified as a Financed Property with respect to any Loans on the applicable Loan Notice.
     “FIRREA Appraisal” means an appraisal of a Financed Property that is commissioned by the Administrative Agent and satisfies the requirement of the Federal Institutions Reform, Recovery and Enforcement Act            or is otherwise acceptable to the Administrative Agent in its sole discretion.
     “FIRREA Appraisal Value” means, with respect to a Financed Property, the value set forth for such Financed Property in the FIRREA Appraisal.
     “Fixed Charge Coverage Ratio” means the ratio of (a) Earnings Available for Fixed Charges to (b) Fixed Charges.
     “Fixed Charges” means, for any period of determination, without duplication, the sum of (a) Interest Expense, (b) lease expense, (c) scheduled principal payments, (d) cash dividends and

(e) Maintenance Capital Expenditures, in each case, for the Company and its Restricted Subsidiaries, determined on a consolidated basis.
     “Floor Plan Indebtedness” means all secured Indebtedness of the Revolving Facility Borrowers incurred to finance Motor Vehicles.
     “Floor Plan Interest Expense” means that component of the Company’s aggregate Interest Expense, determined on a consolidated basis, attributable to Floor Plan Indebtedness.
     “FMV” has the meaning specified in the definition of Permitted Financed Property Disposition.
     “Ford Borrower” has the meaning specified in the Closing Date Revolving Credit Agreement.
     “Foreign Lender” means with respect to the Company or the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Company or the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any political subdivision of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles as in effect, as of the applicable date of determination thereof, from time to time as set forth in the opinions, statements and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board applied on a consistent basis.
     “GM Borrowers” has the meaning specified in the Closing Date Revolving Credit Agreement.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including all obligations incurred through an agreement, contingent or otherwise, by such Person:

     (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor,
     (b) (i) to advance or supply funds for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to maintain funds for the purchase or payment of such Indebtedness or obligation,
     (c) to lease property under a Capital Lease or any other lease, the lessee under which is a Person other than the Company or a Wholly Owned Subsidiary or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of such Indebtedness or perform such obligation, or
     (d) otherwise to assure the owner of such Indebtedness or such obligation of the Primary Obligor against loss in respect thereof.
     “Guarantors” means, collectively, the Company and each Subsidiary Guarantor.
     “Guaranty Joinder Agreement” means each Guaranty Joinder Agreement, substantially in the form attached to the Subsidiary Guaranty Agreement, executed and delivered by a Restricted Subsidiary or any other Person to the Administrative Agent, for the benefit of the Secured Parties, pursuant to Section 6.16(b).
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Highest Lawful Rate” means, as to any Lender, the maximum non-usurious rate of interest, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the aggregate principal amount of all Loans under the laws of the United States of America and/or the laws of the State of Texas as may be applicable thereto and as applied in accordance with Section 10.09 and that are presently in effect or, to the extent allowed under such applicable law, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable law now allows.
     “Improved Real Property” shall mean (a) those properties which contain permanent building structures with electrical, water and sewage hook-ups and which are usable (without material modification) for Dealerships and related facilities, and (b) so long as a property containing the building structure referenced in clause (a) above is financed hereunder, those parking facilities and other property areas sharing a common boundary line and otherwise contiguous with such property containing such building structure referenced in clause (a) above.
     “Indebtedness” of any Person means, without duplication:

     (a) any obligation of such Person for borrowed money, including any obligation of such Person evidenced by bonds, debentures, notes, letter of credit reimbursement agreements or other similar debt instruments,
     (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, regardless of whether any personal liability exists in respect thereof,
     (c) any obligation of such Person for the deferred purchase price of any property or services, regardless of whether any personal liability exists in respect thereof, except accounts payable from time to time incurred in the ordinary course of such Person’s business and which are not in excess of ninety (90) days past invoice or billing date,
     (d) obligations in respect of Capital Leases of such Person,
     (e) all Guarantees by such Person; provided, however, that a Guarantee will not be considered Indebtedness if the underlying obligation secured by such Guarantee would not constitute Indebtedness under this Agreement,
     (f) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person,
     (g) any Indebtedness consisting of preferred stock of a Person having a mandatory redemption date prior to the Maturity Date, and
     (h) amounts owed by such Person under any Related Swap Contract, provided that (except for such amounts owed that are Indebtedness pursuant to clauses (a) through (g) above) such amounts owed will not be considered Indebtedness for purposes of determining the financial covenants set forth in Sections 7.12 and 7.13.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Expense” means, for any Person, determined on a consolidated basis, the sum of all interest on Indebtedness paid or payable (including the portion of rents payable under Capital Leases allocable to interest, but excluding interest allowances from Manufacturers) plus all original issue discount and other interest expense associated with Indebtedness amortized or required to be amortized in accordance with GAAP.
     “Interest Payment Date” means the first Business Day of each calendar month.
     “Interest Period” means a period of approximately one month commencing on the first Business Day of each month and ending on the first Business Day of the following month.

     “Investment” means, as to any Person, any investment so classified under GAAP.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lease” means each operating lease or Capital Lease of all or any portion of a Financed Property, including but not limited to those leases set forth on Schedule 1.01A.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lessee Subsidiary” means, with respect to a Financed Property, the Restricted Subsidiary party as a lessee to the Lease associated with such Financed Property.
     “Lessor Subsidiary” means any Subsidiary Guarantor which is a Restricted Subsidiary and a Wholly Owned Subsidiary and owns a Financed Property, including without limitation, Baron Development.
     “Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, conditional sale, title retention or other security interest, or any lease in the nature thereof.
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, each Note, the Fee Letter, the Company Guaranty Agreement, the Subsidiary Guaranty Agreement, each Guaranty Joinder Agreement and each Security Instrument.
     “Loan Notice” means a notice of (a) a Borrowing or (b) a conversion of Loans from one Type to the other, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Company, the Borrower, each Guarantor and each Person (other than the Administrative Agent or any Secured Party) executing a Security Instrument.
     “Maintenance Capital Expenditures” means an amount equal to $(**) per year per Dealership.

     “Manufacturer” means the manufacturer, or a manufacturer-appointed, wholesale distributor of a Motor Vehicle.
     “Margin Stock” has the meaning specified in Regulation U.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company, the Borrower, or the Subsidiary Guarantors taken as a whole, to perform its or their obligations under any Loan Document to which any of them is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Maturity Date” means the later of (a) March 29, 2012 and (b) if maturity is extended pursuant to Section 2.12, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.
     “Maximum Loan to Value Ratio Amount” means, subject to the last sentence of this definition, as of the date a Loan is made with respect to a Financed Property (i) in the case of a Financed Property constituting Improved Real Property, (**) ((**)%) of the FIRREA Appraisal Value of such Financed Property, and (ii) in the case of Financed Property constituting Unimproved Real Property, (**) ((**)%) of the FIRREA Appraisal Value of such Financed Property. For purposes of calculating the Maximum Loan to Value Ratio Amount, no value otherwise included in any FIRREA Appraisal shall be attributed to any non-fixture equipment or other personal property or any future construction or improvements, provided that (x) the value of Post-Construction and appreciation may be included when determining the total Maximum Loan to Value Ratio Amount applicable to any Financed Property if the FIRREA Appraisal Value of the respective Financed Property (as reflected in a FIRREA Appraisal prepared after Post-Construction) is more than $(**) higher than the initial FIRREA Appraisal Value of the respective Financed Property and (y) in the event Post-Construction is so included pursuant to clause (x) above, the (**) ((**)%) Maximum Loan to Value Ratio Amount shall then apply to any such Financed Property which has become Improved Real Property as a result of such Post-Construction.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Mortgage Permitted Liens” means, with respect to any Financed Property, the “Permitted Liens” as defined in the Mortgage for such Financed Property.
     “Mortgages” means, collectively, the mortgages, deeds of trust or security deeds now or hereafter encumbering any of the Borrower’s or any Lessor Subsidiary’s (or after giving effect to a merger or sale permitted by Section 7.03 (a) or (b), the Company’s) interests in the Financed Properties and other property as described therein in favor of, or for the benefit of, the Administrative Agent.
     “Mortgaged Property”, as to any Financed Property, means the “Mortgaged Property” as defined in the Mortgage related to such Financed Property.

     “Motor Vehicle” means any motorized vehicle approved for highway use by any State of the United States.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Income” means for any Person, for any period of determination, the net income (or net losses) of such Person and its Subsidiaries on a consolidated basis as determined in accordance with GAAP after deducting, to the extent included in computing said net income and without duplication, (i) the income (or deficit) of any Person (other than a Wholly Owned Subsidiary of such Person), in which such Person or any of its Subsidiaries has any ownership interest, except to the extent that any such income has been actually received by such Person or such Subsidiary in the form of cash dividends or similar cash distribution, (ii) any income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of such Person or merges into or consolidates with such entity, (iii) the gain or loss (net of any tax effect) resulting from the sale of any capital assets, (iv) any gains or losses or other income which are non-recurring or extraordinary, and (v) any portion of the net income of any Subsidiaries which is not available for distribution.
     “New Motor Vehicle” has the meaning specified in the Closing Date Revolving Credit Agreement.
     “Non-Extending Lender” has the meaning specified in Section 2.12(b).
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or any Related Swap Contract, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Acquisition” has the meaning specified in Section 6.16(a).
     “Permitted Financed Property Disposition” means a sale of a Financed Property in its entirety by the Borrower or the applicable Lessor Subsidiary, provided that,
     (a) if such Financed Property is sold at a time when no Default resulting from non-payment of any amount due under the Loan Documents (a “Payment Default”) exists and no Event of Default exists, (i) such sale shall be on fair and reasonable terms substantially as favorable to the Borrower or such Lessor Subsidiary as would be obtainable by the Borrower or such Lessor Subsidiary at the time in an arm’s-length commercial transaction, and (ii) substantially simultaneously with such sale, the Borrower shall repay in full the entire outstanding principal balance of the Loan associated with such Financed Property and all accrued and unpaid interest and any fees associated therewith; and
     (b) subject to Section 7.14, if such Financed Property is sold at a time when a Payment Default or an Event of Default exists (provided that no such sale shall be permitted hereunder during an Event of Default described in Section 8.01(f), at any time during any proceeding described in Section 8.01(g)(i), (ii) or (iii), or following a foreclosure by the Administrative Agent or deed in lieu of foreclosure of such Financed Property), (i) such sale shall (x) be an arm’s-length commercial transaction to an unrelated third party on fair and reasonable terms (“FMV”) and (y) occur concurrently with the sale of the Auto Dealer associated with such Financed Property to such third party (or to the tenant of such third party with respect to such Financed Property, which tenant shall not be an Affiliate of the Loan Parties), and (ii) substantially simultaneously with such sale, the Borrower shall pay to the Administrative Agent, on behalf of the Lenders, the greater of (x) the entire outstanding principal balance of any Loan with respect to such Financed Property and all accrued and unpaid interest and any fees associated therewith and (y) the cash proceeds resulting from such sale which are attributable to such Financed Property after deducting Disposition Closing Costs.
     “Permitted Liens” means those Liens permitted under Section 7.02 hereof.
     “Permitted Real Estate Debt” means Indebtedness of a Subsidiary (i) existing as of the Closing Date or incurred in connection with a Permitted Acquisition, provided that such Indebtedness is secured solely by real estate, improvements, fixtures, leases, rents and related real property rights of such Subsidiary used in the day-to-day operations of its business, and (ii)

Indebtedness and related interest rate swap agreements of a Subsidiary, provided that such Indebtedness is secured solely by real estate, improvements, fixtures, leases, rents and related real property rights of such Subsidiary and further provided that the amount of such indebtedness does not exceed (**)% of the fair market value of the real estate collateral securing such Indebtedness.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means a “pension plan,” as such term is defined in Section 3(2)(A) of ERISA (other than a Multiemployer Plan), established or maintained by the Company, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate or as to which the Company, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate contributes or is a member or otherwise may have any liability.
     “Platform” has the meaning specified in Section 6.05.
     “Post-Construction” means, with respect to a Financed Property, construction or improvements completed after such Financed Property entered the Property Pool.
     “Principal Amortization Payment Date” means, in respect of each Loan, the first Business Day of each April, July, October and January which is more than 90 days after the date on which such Loan was made, provided that if such day is not a Business Day, the respective Principal Amortization Payment Date shall be the next succeeding Business Day.
     “Pro Forma EBITDA” means, for any Person, for any period of determination, EBITDA of such Person for the immediately preceding four fiscal quarters plus (or minus), without duplication, the EBITDA for such four quarter period of any Person acquired during such period as if such acquisition had occurred on the first day of such four quarter period, provided, if a calculation of Pro Forma EBITDA results in an increase in the Company’s Consolidated EBITDA by 10% or more from the most recent date of determination, no such increase above 10% shall be considered a part of any computation hereunder unless the applicable calculations of Pro Forma EBITDA are based on supporting calculations and such other information as the Administrative Agent may reasonably request to determine the accuracy of such calculation.
     “Pro Forma Floor Plan Interest Expense” means, for any Person, as of any period of determination, Floor Plan Interest Expense of such Person for the immediately preceding four fiscal quarters plus, without duplication, the Floor Plan Interest Expense for such period of any Person acquired during such period, as if acquired on the first day of such period.
     “Property Pool” means, collectively, as of any date, the Financed Properties constituting Collateral as of such date.
     “Public Lender” has the meaning specified in Section 6.05.
     “Qualified Sale/Leaseback Transaction” means a sale by the Company or any Restricted Subsidiary of real property and related fixtures and accessories used in the ordinary course of business, which property is, in a concurrent transaction, leased by such Person from the purchaser thereof under a lease agreement, the terms of which, as of the date of such transaction, based upon the immediately preceding four fiscal quarters of the Company, would not cause the Company or the Borrower to be in Default under any of the provisions of this Agreement.
     “Real Estate Support Documents” means, for each Financed Property, (a) mortgagee title insurance policies (in amounts and with endorsements reasonably acceptable to the Administrative Agent and insuring over, and without exception for, any then existing or future mechanics, materialmen or similar Liens), and such surveys (certified to the Administrative Agent and applicable title insurance company), zoning letters, appraisals (including FIRREA Appraisals), environmental reports (including Phase I and if requested, Phase II environmental assessments) and other mortgage-related documents, as the Administrative Agent may reasonably request, (b) a lessee estoppel, subordination and attornment agreement in substantially the form attached hereto as Exhibit G, or such other form as the Administrative Agent may accept in its sole discretion, (c) third party consents, flood hazard certifications, and evidence of flood insurance (if required), as the Administrative Agent may reasonably request; and (d) such lessee’s affidavits and opinions of local counsel with respect to the Mortgages as the Administrative Agent may reasonably request.
     “Register” has the meaning specified in Section 10.06(c).
     “Regulation T” means Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Related Swap Contract” means each interest rate Swap Contract the notional amounts under which relate solely to the Obligations arising with respect to any Loan, which Swap Contract is entered into or maintained by or for the benefit of any Loan Party with a Related Swap Contract Provider and is not prohibited by the express terms of the Loan Documents.
     “Related Swap Contract Provider” means any Person that, at the time it enters into a Related Swap Contract, is (a) a Lender or (b) an Affiliate of a Lender that has executed and delivered a letter of undertaking in the form of Exhibit H hereto to the Administrative Agent, provided that, at any time such Person ceases to be a Lender or an Affiliate of a Lender hereunder, such Person shall no longer be considered a “Related Swap Contract Provider”.
     “Reportable Event” means a Reportable Event as referenced in Section 4043(b)(3) of ERISA, other than an event for which the 30 day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of any arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means, as to any Person, any dividend or other distribution of assets, properties, cash, rights, obligations or securities made by such Person or any Subsidiary of such Person on account of shares of such Person’s capital stock, or any partnership interest or similar ownership interest in such Person, or any purchase, retirement, redemption or other acquisition made by such Person or any Subsidiary of such Person of any of such Person’s capital stock, partnership interest or similar ownership interest or warrants, rights or options evidencing a right to acquire such shares or interests.
     “Restricted Subsidiary” means any direct or indirect Subsidiary of the Company that is organized under the laws of the United States or any state, territory or other political subdivision thereof and is directly owned by the Company or another Restricted Subsidiary.
     “Retail Loan Guarantees” means any Guarantee by the Company or any of its Restricted Subsidiaries in favor of any Person of retail installment contracts or other retail payment obligations in respect of Motor Vehicles sold to a customer.
     “Revolving Credit Agreement” means that certain Seventh Amended and Restated Credit Agreement effective as of March 19, 2007 among the Company, the Subsidiaries of the Company listed therein, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, Comerica Bank, as floor plan agent, and Bank of America as syndication agent, as such agreement may, from time to time, be amended, supplemented or otherwise modified.
     “Revolving Facility Borrowers” means the “Borrowers” as defined in the Revolving Credit Agreement.

     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders, and each Person that is a Related Swap Contract Provider.
     “Security Instruments” means, collectively or individually as the context may indicate, the Mortgages and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Company, the Borrower, any other Loan Party or any other Person shall grant or convey to the Administrative Agent for the benefit of the Secured Parties a Lien on, or any other Person shall acknowledge any such Lien on, property as security for all or any portion of the Obligations, any other obligation under any Loan Document and any obligation or liability arising under any Related Swap Contract.
     “Senior Secured Leverage Ratio” means as of any date of determination, for the Company, the ratio of (a) Adjusted Senior Indebtedness that is secured by any assets of the Company or any of its direct or indirect Restricted Subsidiaries or is Guaranteed by the Company or any direct or indirect Restricted Subsidiary as of such date to (b) (y) Consolidated Pro Forma EBITDA as of such date, minus (z) Pro Forma Floor Plan Interest Expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis and after having given effect to any proposed Acquisition, as of such date.
     “Solvent” means, when used with respect to any Person, that at the time of determination, (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including contingent obligations; and (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
     “Stockholders’ Equity” means, as of any date of determination, the consolidated stockholders’ equity of the Company and its Restricted Subsidiaries determined in accordance with GAAP, after eliminating all intercompany items and after deducting from stockholders’ equity such portion thereof as is properly attributable to minority interests in Subsidiaries as reflected in the financial statements most recently delivered.
     “Subordinated Indebtedness” means (i) Indebtedness of any Restricted Subsidiary having maturities and terms, and which is subordinated to payment of the Obligations, and approved (with respect to the maturity and subordination terms only, but approval of the Administrative Agent shall not be required for the incurrence of such Indebtedness generally) in writing by the Administrative Agent and which, in the aggregate, is less than ten percent (10%) of Stockholders’ Equity and (ii) unsecured subordinated Indebtedness of the Company (which may be Guaranteed by the Restricted Subsidiaries of the Company on an unsecured basis) provided that such Indebtedness (x) is subordinated to payment of the Obligations as approved in writing by the Administrative Agent, (which approval of subordination terms (including any description of “senior” debt) shall be required for any such Indebtedness, including, without limitation, any Indebtedness issued pursuant to supplemental indentures entered into under the Subordinated Indenture dated August 13, 2003 among the Company, the subsidiary guarantors named therein and Wells Fargo Bank, N.A. as Trustee) (y) does not have a maturity before August 15, 2013, and (z) has terms that are no more restrictive than the terms of the Loan Documents (taken as a whole in each case) and further provided that, after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or would occur as a result thereof.
     “Subsidiary” means any Person of which or in which any other Person (the “Parent”) or any other Subsidiary of the Parent owns directly or indirectly fifty percent (50%) or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation; (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture, limited liability company or similar entity; or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
     “Subsidiary Guarantors” means, collectively, all Restricted Subsidiaries executing a Subsidiary Guaranty Agreement on the Closing Date and all other Restricted Subsidiaries that enter into a Subsidiary Guaranty Agreement or Guaranty Joinder Agreement.
     “Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement or any schedules to any such agreement.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Total Outstandings” means the aggregate Outstanding Amount of all Loans.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     “UCC” means the Uniform Commercial Code as adopted and in effect in the State of Texas from time to time.
     “Unimproved Real Property” means any Financed Property other than Improved Real Property. Without limiting the generality of the foregoing, (i) “Unimproved Real Property” shall include (A) those properties which do not contain building structures with electrical, water and/or sewage hook-ups or which are not usable (without material modification) for Dealerships and/or related facilities, and (B) (except as otherwise set forth in clause (b) of the definition of “Improved Real Property”) those properties which consist of parking facilities (even if such parking facilities contain curbs, asphalt and lighting improvements) and (ii) for purposes of determining the calculation set forth in Section 4.02(d)(v) and the requirements of Loans associated with Post-Construction, until the applicable construction is completed on a Financed Property so that such property meets the definition of “Improved Real Property”, such Financed Property shall be considered “Unimproved Real Property”.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Restricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary.
     “Wholly Owned Subsidiary” means any Person of which the Company or its other Wholly Owned Subsidiaries own directly or indirectly one hundred percent (100%) of:
     (a) the issued and outstanding shares of stock (except shares required as directors’ qualifying shares and shares constituting less than two percent (2%) of the issued and outstanding shares);
     (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture, limited liability company or similar entity; or
     (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     (d) any Foreign Subsidiary that is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining equity interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”

shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company, the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Company and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Company or the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Loan”) to the Borrower in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided however, that, (a) each Loan shall be made with respect to a single Financed Property identified in the Loan Notice for such Loan, (b) each Loan shall be made only on a Business Day during the Availability Period (i) at the time the respective Financed Property initially enters the Property Pool (including pursuant to a Collateral Substitution) or (ii) with respect to a Financed Property already in the Property Pool in accordance with the terms hereof and subject to the terms set forth in the definition of “Maximum Loan to Value Ratio Amount”, on or after the date of completion of Post-Construction with respect to such property, (c) the aggregate amount of Loans advanced with respect to any Financed Property shall be no greater than the Maximum Loan to Value Ratio Amount for such property, (d) after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, shall not exceed such Lender’s Commitment and (e) if the respective Financed Property is owned by a Subsidiary Lessor, the Loan associated with such Financed Property shall be made to the Borrower and simultaneously contributed to such Lessor Subsidiary, and the Borrower and the Lessor Subsidiary shall direct the Administrative Agent to disburse such Loan in accordance with Section 2.02(b). Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) Each Borrowing and each conversion of Loans from one Type to the other, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) one Business Day prior to the requested date of any Borrowing of Eurodollar Rate Loans, of any conversion of Eurodollar Rate Loans to Base Rate Loans or of any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Loans shall be in a principal amount of $500,000 or more. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing or a conversion of Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or converted, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to provide a timely Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall, subject to Article III, continue as Eurodollar Rate Loans. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall, subject to Article III, be made as, or converted to, Eurodollar Rate Loans.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower (or in the event the Financed Property which is the subject of such Loan Notice is owned by a Lessor Subsidiary, to such Lessor Subsidiary) in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower (or the Lessor Subsidiary, if applicable) on the books of Bank of America with the amount of such funds or (ii) crediting the account of the Borrower (or the Lessor Subsidiary, if applicable) on the books of another bank with the amount of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. The Borrower acknowledges and agrees that any funds so delivered to a Lessor Subsidiary shall constitute a Loan to the Borrower and simultaneous contribution of the proceeds of such Loan by the Borrower to the capital of such Lessor Subsidiary.
     (c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     2.03 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. on the date of prepayment of such Loans; (ii) any prepayment of Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such prepayment shall be applied to the remaining installments of principal of the Loans of the Lenders in accordance with their respective Applicable Percentages in the inverse order of maturity.

     (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
     2.04 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. 10 days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     2.05 Repayment of Loans.
     (a) The Borrower shall make quarterly amortization payments with respect to each Loan on each Principal Amortization Payment Date (beginning on the first such date to occur after the making of such Loan) in each case equal to 1.25% of the initial principal amount of such Loan.
     (b) The Borrower shall repay to the Lenders on the date of any Permitted Financed Property Disposition any amounts required to be paid as set forth in the definition of “Permitted Financed Property Disposition”.
     (c) The Borrower shall repay to any Non-Extending Lenders any amounts required to be paid to such Lenders pursuant to Section 2.12(e).
     (d) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
     2.06 Interest.
     (a) Subject to the provisions of subsection (b) below and Section 10.09 below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, but in no event to exceed the Highest Lawful Rate.
(b) (i) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then until such amount is paid in full, such amount

(and the principal amount of all outstanding Obligations) shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, but in no event to exceed the Highest Lawful Rate, to the fullest extent permitted by applicable Laws.
     (ii) Without limiting the generality of clause (i) above, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, but in no event to exceed the Highest Lawful Rate, to the fullest extent permitted by applicable Laws.
     (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.07 Fees.
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a non-refundable commitment fee in advance (i) on the Closing Date, in an amount equal to the Applicable Rate times the Aggregate Commitments in effect on the Closing Date, (ii) on each anniversary date of the Closing Date, in an amount equal to the Applicable Rate times the Aggregate Commitments in effect on such date and (iii) on each effectiveness date of an increase in Commitments pursuant to Section 2.13 or otherwise, in an amount equal to the Applicable Rate times the amount of the increase in the Aggregate Commitments as of such date multiplied (in the case of this clause (iii)) by a fraction equal to (A) the number of days from such effectiveness date to and including the next date that is an anniversary of the Closing Date divided by (B) 365 (such fees described herein collectively referred to as the “Commitment Fee”).
(b) Other Fees. (i) The Company and the Borrower, jointly and severally, shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year); provided that if such calculation results in a rate per annum in excess of the Highest Lawful Rate, then such amount shall be calculated on the basis of a year of the smallest number of days, not to exceed 365 or 366, as applicable, which does not exceed the Highest Lawful Rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.09 Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     2.10 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 a.m. on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each of the Borrower and the Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower or the Company, as applicable rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Company, as applicable, in the amount of such participation.
     2.12 Extension of Maturity Date.
     (a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 75 days and not later than 60 days prior to the date one year prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s Maturity Date for an additional 364 days from the Existing Maturity Date; provided that, in no event shall the Maturity Date be extended beyond March 29, 2014.

     (b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 30 days prior to the date one year prior to the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension. Each Lender that advises the Administrative Agent on or before the Notice Date that such Lender does not agree to extend its Maturity Date, and each Lender that does not advise the Administrative Agent on or before the Notice Date that such Lender agrees to such extension, shall be a “Non-Extending Lender.” The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
     (c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 25 days prior to the date one year prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13, provided that, each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the date one year prior to the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
     (e) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and that solely for purposes of this Section 2.12, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.05, and (B) no Default exists. In addition, on the Maturity Date of each Non-Extending Lender, (i) the Borrower shall repay to such Non-Extending Lender, an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents and (ii) the Loans shall be reallocated in accordance with the revised Commitments and the Lenders shall make cash settlement with each other directly or through the Administrative Agent (as the Administrative Agent shall direct and approve), such that after giving effect to such reallocations each extending Lender’s Applicable Percentage of the Aggregate Commitments equals its Applicable Percentage of the then Outstanding Amount of all the Loans and the requisite assignments shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender with the same force and effect as if such assignments were evidenced by applicable Assignment Agreements, but without payment of any related assignment fees.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.
     2.13 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default and subject to the conditions set forth in this Section 2.13 (including obtaining agreement by the respective Lenders or Eligible Assignees to increase their Commitments), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, increase the Aggregate Commitments by an amount (for all such increases) not exceeding $100,000,000; provided that (i) any such increase shall be in a minimum amount of $15,000,000, and (ii) the Borrower may make a maximum of three such increases. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to elect to participate in such increase (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such proposed increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
     (c) Notification by Administrative Agent; Additional Lenders; Relation to Extension of Maturity Date. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. If the Borrower has requested or obtained an extension of the Maturity Date pursuant to Section 2.12 at any time prior to the Increase Effective Date, then any Lender or Eligible Assignee agreeing to increase its Commitment or incur a new Commitment pursuant to this Section 2.12 must also agree to such extension of its Maturity Date (unless such extension does not become effective as to any Lender).
     (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and that solely for purposes of this Section 2.13, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 6.05, and (B) no Default exists. The Borrower shall prepay any Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Subject to Section 3.01(e), any and all payments by or on account of any obligation of the Company or the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company or the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or the Borrower, as applicable, shall make such deductions and (iii) the Company or the Borrower, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
     (b) Payment of Other Taxes by the Company and the Borrower. Subject to Section 3.01(e), without limiting the provisions of subsection (a) above, to the extent permitted by applicable Laws, the Company and the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
     (c) Indemnification by the Company and the Borrower. Subject to Section 3.01(e), the Company and the Borrower (jointly and severally) shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company or the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or the Borrower to a Governmental Authority, the Company or the Borrower, as applicable, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to any payments hereunder or under any other Loan Document. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable Law as a basis for claiming exemption from United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

     Without limiting the obligations of the Foreign Lenders set forth above regarding delivery of certain forms and documents to establish each Foreign Lender’s status for U.S. withholding tax purposes, each Foreign Lender agrees promptly to deliver to the Administrative Agent and the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Foreign Lender, as are required under such Laws to confirm such Foreign Lender’s entitlement to any available exemption from applicable withholding taxes in respect of all payments to be made to such Foreign Lender outside of the U.S. by the Borrower or the Company pursuant to this Agreement or otherwise to establish such Foreign Lender’s status for withholding tax purposes in such other jurisdiction. Each Foreign Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower or the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Foreign Lender, as the Administrative Agent or such Foreign Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower or the Company, as applicable, as are required to be furnished by such Foreign Lender or the Administrative Agent, under such Laws in connection with any payment by the Administrative Agent or any Foreign Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     Notwithstanding anything to the contrary herein, the Borrower and the Company shall not be required to pay any additional amounts in respect of U.S. income tax pursuant hereto to any Lender for the account of any Lending Office of such Lender:
     (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations in Section 3.05(a) in respect of such Lending Office; or
     (ii) if a Lender shall have delivered to the Borrower the forms referred to above in this Section 3.01(e), and such Lender shall not at any time be entitled to complete exemption from deduction or withholding of U.S. income tax with respect of payments by the Borrower or the Company hereunder for the account of the Lending Office of such Lender for any reason other than a change in U.S. Law or regulations after the date of delivery of such forms.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or the Borrower or with respect to which the Company or the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Company or the Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company or the

Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company and the Borrower, upon the request of the Administrative Agent or such Lender, agree, jointly and severally, to repay the amount paid over to the Company or the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company, the Borrower or any other Person.
     (g) Assertion of Claims. Each Lender shall have 180 days from the date it determines that the Company or the Borrower is required to pay an additional amount to such Lender, or to any Governmental Authority for the account of such Lender, pursuant to this Section 3.01 to assert such claim under this Section 3.01.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to participate in outstanding Eurodollar Rate Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the Borrower shall prepay such Eurodollar Rate Loans of such Lender or convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans immediately. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion thereto that (a) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (b) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative

Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of or conversion to of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Company or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company and the Borrower (jointly and severally) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender asserts any illegality under Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

     3.06 Survival. Subject to Section 3.04(d), all of the Company’s and the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWINGS
     4.01 Conditions of Closing Date. This Agreement shall be effective subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Company Guaranty Agreement and the Subsidiary Guaranty Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require (x) to evidence that each Loan Party is duly organized or formed, and (y) to evidence that the Company, the Borrower and each other Loan Party listed on Schedule 4.01(a)(iv) is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (v) a favorable opinion of Vinson & Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such

Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Company and the Borrower certifying that there has been no event, circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) a certificate signed by a Responsible Officer of each Loan Party certifying that each Loan Party is Solvent after giving effect to this Agreement and the other Loan Documents and the Indebtedness pursuant hereto;
     (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Company and the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company, the Borrower and the Administrative Agent).
     (d) The Closing Date shall have occurred on or before April 16, 2007.
     Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Borrowings. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type) is subject to the following conditions precedent:
     (a) The representations and warranties of the Company, the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.05.
     (b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
     (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.
     (d) With respect to the Financed Property which is to be financed in whole or in part by such Loan, the Administrative Agent shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of such Loan (or a recent date before the date of such Loan) and each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) a satisfactory FIRREA Appraisal;
     (ii) (x) a Mortgage and evidence of the proper recordation of such Mortgage (or, except in the case of a Financed Property located in Kansas, the delivery of such Mortgage to the applicable title insurance company for recordation, on or immediately after the date of the applicable Borrowing) in the appropriate filing office, and (y) the Real Estate Support Documents with respect to such Financed Property (including Phase I and if reasonably requested, Phase II environmental assessments and any other reasonably applicable environmental reports);
     (iii) a copy of the Lease of such Financed Property to the applicable Lessee Subsidiary and any sublease or Memorandum of Lease associated therewith, if any;
     (iv) a favorable opinion of local counsel to the Borrower or the applicable Lessor Subsidiary in the state where such Financed Property is located, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request;
     (v) a certificate of a Responsible Officer of the Borrower in form and detail reasonably satisfactory to the Administrative Agent (which may be contained in the applicable Loan Notice) demonstrating (A) that the aggregate amount of the requested Loan (together with any other Loan with respect to such Financed Property) is no greater than the Maximum Loan to Value Ratio Amount applicable to such Financed Property and (B) in the case of a Financed Property constituting Unimproved Real Property, the amount of such Loan, when aggregated with all other Loans advanced with respect to Financed Properties then constituting Unimproved Real Property, is no greater than fifteen percent (15%) of the then Aggregate Commitments;
     (vi) Uniform Commercial Code search results showing no Liens on the Financed Property other than Mortgage Permitted Liens;

     (vii) delivery of Uniform Commercial Code financing statements and fixture filings suitable in form and substance for filing in all places required by applicable Law to perfect the Liens of the Administrative Agent under the Mortgage and other Security Instruments related to such Financed Property as a first priority Lien (subject only to Permitted Liens) as to items of Collateral in which a security interest may be perfected by the filing of financing statements or fixture filings, and such other documents and/or evidence of other actions as may be necessary under applicable Law to perfect the Liens of the Administrative Agent under the Mortgage and other Security Instruments related to such Financed Property as a first priority Lien in and to such other Collateral as the Administrative Agent may require;
     (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents with respect to such Financed Property has been obtained and is in effect; and endorsements naming the Administrative Agent (on behalf of the Lenders and the other Secured Parties) as an additional insured and loss payee, as the case may be, on all such insurance policies maintained with respect to such Financed Property; and
     (ix) with respect to the applicable Lessor Subsidiary associated with such Financed Property (to the extent not previously delivered):
     (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Lessor Subsidiary as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Lessor Subsidiary is a party;
     (B) such documents and certifications as the Administrative Agent may reasonably require (x) to evidence that each Loan Party is duly organized or formed, and (y) to evidence that such Lessor Subsidiary is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (C) a certificate of a Responsible Officer of such Lessor Subsidiary either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Lessor Subsidiary and the validity against such Lessor Subsidiary of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and
     (D) a certificate signed by a Responsible Officer of the Company and such Lessor Subsidiary certifying that such Lessor Subsidiary is Solvent after giving effect to this Agreement, the Mortgage of such Lessor Subsidiary, and the other Loan Documents and the Indebtedness pursuant hereto.

     (e) In addition to the items set forth in clause (d) above, in the case of a Loan associated with Post-Construction for a Financed Property, the Administrative Agent shall have received each of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date of such Loan (or a recent date before the date of such Loan) and each in form and substance reasonably satisfactory to the Administrative Agent:
     (i) a satisfactory FIRREA Appraisal;
     (ii) (x) a modification of the respective Mortgage and evidence of the proper recordation of such modification (or the delivery of such modification to the applicable title insurance company for recordation, on or immediately after the date of the applicable Borrowing) in the appropriate filing office, and (y) applicable Real Estate Support Documents with respect to such Financed Property (including, if reasonably requested by the Administrative Agent, an additional Phase I and if reasonably requested in connection with the results of such additional Phase I, Phase II environmental assessments and any other reasonably applicable environmental reports) and endorsements to the title insurance policy with respect to such Financed Property, reflecting such modification and increased property value but otherwise showing no change in coverage;
     (iii) if reasonably requested by the Administrative Agent, a favorable opinion of local counsel to the Borrower or the applicable Lessor Subsidiary in the state where such Financed Property is located, addressed to the Administrative Agent and each Lender with respect to the modification of the respective Mortgage;
     (iv) a certificate of a Responsible Officer of the Borrower in form and detail reasonably satisfactory to the Administrative Agent (which may be contained in the applicable Loan Notice) demonstrating that the aggregate amount of the requested Loan (together with any other Loan with respect to such Financed Property) is no greater than the Maximum Loan to Value Ratio Amount applicable to such Financed Property; and
     (v) evidence that all insurance required to be maintained pursuant to the Loan Documents with respect to such Financed Property has been obtained and is in effect; and endorsements naming the Administrative Agent (on behalf of the Lenders and the other Secured Parties) as an additional insured and loss payee, as the case may be, on all such insurance policies maintained with respect to such Financed Property.
     (f) The Required Lenders shall not have declined the particular Financed Property in accordance with such Lenders’ policies and practices generally applicable to its customers in connection with loan transactions.
     (g) Any fees required to be paid on or before the date of the applicable Borrowing shall have been paid.
     (h) Unless waived by the Administrative Agent, the Company and the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the date of the applicable Borrowing.

     Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Company represents and warrants, with respect to itself and its Subsidiaries, and the Borrower represents and warrants, with respect to itself and its Subsidiaries and each of the Loan Parties, to the Administrative Agent and the Lenders that:
     5.01 Organization; Corporate Powers. The Company, the Borrower, each other Loan Party and each of their respective Subsidiaries is duly organized only under the laws of the state (or in the case of any Unrestricted Subsidiaries, the country) of its respective incorporation or organization and each Loan Party and each Restricted Subsidiary is validly existing and in good standing under the laws of the state of its respective incorporation or organization, has the requisite power and authority, governmental licenses, consents and approvals to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required and is in compliance with all Requirements of Law except where the failure to so qualify or comply could not reasonably be expected to have a Material Adverse Effect. The Borrower has the corporate power to execute, deliver and perform its Obligations under this Agreement and the other Loan Documents to which it is a party, to borrow hereunder and to execute and deliver the Notes. The Company and each other Loan Party has the corporate power to execute, deliver and perform its Obligations under this Agreement and the other Loan Documents to which it is a party.
     5.02 Authorization. The execution, delivery and performance of this Agreement and the Loan Documents by the Loan Parties, the Borrowings hereunder, the execution and delivery of the Notes by the Borrower and the use of the proceeds of the Borrowings (a) have been duly authorized by all requisite corporate (or other organizational) and, if required, stockholder (or other equity holder) action on the part of the Company, the Borrower and each other Loan Party and (b) will not (i) violate (A) any provision of Law or the Organizational Documents of the Company, the Borrower or any other Loan Party, (B) any order of any court, or any rule, regulation or order of any other agency of government binding upon the Company, the Borrower or any other Loan Party or (C) any provisions of any indenture, agreement or other instrument to which the Company, the Borrower or any other Loan Party is a party, or by which the Company, the Borrower or any other Loan Party or any of their respective properties or assets are or may be bound which violation could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in (b)(i)(C) above which violation could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien whatsoever upon any property or assets of the Company, the Borrower or any other Loan Party other than under the Loan Documents.

     5.03 Governmental Approval. No registration with, or consent or approval of, or other action by, any federal, state or other Governmental Authority or any other Person is or will be required in connection with the execution, delivery and performance of this Agreement, any other Loan Document, the execution and delivery of the Notes or repayment of the Borrowings hereunder.
     5.04 Enforceability. This Agreement and each of the Loan Documents have been duly executed and delivered by each of the Company, the Borrower and each of the other Loan Parties and constitute legal, valid and binding obligations of such Persons party thereto; and the Notes, when duly executed and delivered by the Borrower, will constitute legal, valid and binding Obligations of the Borrower, in each case enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and general principles of equity).
     5.05 Financial Statements.
     (a) The Audited Financial Statements, a copy of which has been furnished to the Lenders, has been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly in all material respects the financial condition of the Company and its Subsidiaries, as at such date, and the consolidated results of the operations of the Company and its Subsidiaries for the period then ended.
     (b) The Form 10-K of the Company for the fiscal year ended December 31, 2006, a copy of which has been furnished to the Lenders, has been prepared in accordance with all applicable rules, regulations and guidelines of the Securities and Exchange Commission and presents fairly in all material respects the financial condition of the Company and its Subsidiaries, as at such date, and the results of their operations for the periods then ended.
     5.06 No Material Adverse Change. There has been no material adverse change in the businesses, assets, operations, prospects or condition, financial or otherwise, as determined on a consolidated basis, of the Company or any of its Subsidiaries, since the date of the Audited Financial Statements.
     5.07 Title to Properties. Each Loan Party has good and marketable title to, or valid leasehold interests in, all its properties and assets except for (i) such properties as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business, (ii) Permitted Liens on property and assets other than Financed Properties, (iii) minor defects in title on property and assets other than Financed Properties, which defects do not interfere with the ability of such Loan Party to conduct its business as now conducted, and (iv) Mortgage Permitted Liens on any Financed Property.
     5.08 Litigation; Compliance with Laws; Etc.
     (a) There are no actions, suits or proceedings, except as specified in Schedule 5.08(a), at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any of the Loan Parties, threatened against or affecting any of the Loan Parties or the business, assets or rights of any of the Loan Parties as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably to be expected to have a Material Adverse Effect.
     (b) (i) None of the Loan Parties is in violation of any law, the breach or consequence of which could reasonably be expected to have a Material Adverse Effect, (ii) to the best knowledge of the Loan Parties after due investigation, the Loan Parties are in material compliance with all statutes and governmental rules and regulations applicable to them, and (iii) none of the Loan Parties is in default under any material order, writ, injunction, award or decree of any Governmental Authority binding upon it or its assets or any material indenture, mortgage, contract, agreement or other undertaking or instrument to which it is a party or by which any of its properties may be bound, which default could reasonably be expected to have a Material Adverse Effect. Nothing has occurred which would materially and adversely affect the ability of any Loan Party to carry on its business as now conducted or perform its obligations under any such order, writ, injunction, award or decree or any such material indenture, mortgage, contract, agreement or other undertaking or instrument.
     5.09 Agreements; No Default.
     (a) None of the Loan Parties is a party to any agreement or instrument or subject to any corporate restriction reasonably to be expected to have a Material Adverse Effect.
     (b) No Default has occurred and is continuing.
     5.10 Federal Reserve Regulations.
     (a) Neither the Company, the Borrower nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
     (b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulations T, U or X; provided, however, the Company may acquire Margin Stock if, upon the acquisition of such Margin Stock, twenty-five percent (25%) or less of the Company’s total assets subject to the restrictions set forth in Section 7.01 would then be composed of Margin Stock, and the Company shall furnish to the Administrative Agent upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     5.11 Taxes. The Company, the Borrower and each of their respective Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its taxes which are due and payable, except such taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained. Neither the Company, the Borrower nor any of their respective Subsidiaries is aware of any proposed assessment against it for additional taxes (or any basis for any such assessment) which could reasonably be expected to have a Material Adverse Effect.

     5.12 Pension and Welfare Plans. Except for matters that could not reasonably be expected to have a Material Adverse Effect: (a) each Plan complies in all respects with all applicable statutes and governmental rules and regulations; (b) no Reportable Event has occurred and is continuing with respect to any Plan; (c) since December 31, 2006, neither the Company, the Borrower nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, except as listed on Schedule 5.12; and (d) since December 31, 2006, no steps have been instituted to terminate any Plan, except as listed on Schedule 5.12. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company, the Borrower or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Except for circumstances that could not reasonably be expected to have a Material Adverse Effect, neither the Company, the Borrower nor any ERISA Affiliate is a member of, or contributes to, any multiple employer Plan as described in Section 4064 of ERISA. None of the Loan Parties has any contingent liability with respect to any post-retirement “welfare benefit plans,” as such term is defined in ERISA which could reasonably be expected to have a Material Adverse Effect. Except for matters that could not reasonably be expected to have a Material Adverse Effect, neither the Company, the Borrower nor any ERISA Affiliate has any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan.
     5.13 No Material Misstatements. As of the date hereof, neither this Agreement, the other Loan Documents nor any other document delivered by or on behalf of the Company, the Borrower, any other Loan Party or any of their respective Subsidiaries in connection with any Loan Document or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     5.14 Investment Company Act. Neither the Company, the Borrower nor any of their respective Subsidiaries is an “investment company” or company “controlled” by an investment company as defined in, or subject to regulation under, the Investment Company Act of 1940.
     5.15 Maintenance of Insurance. The Company, the Borrower and each of their respective Subsidiaries maintains insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated.
     5.16 Existing Liens. None of the assets of the Company, the Borrower or any other Loan Party is subject to any Lien, except:
     (a) Liens for current taxes not delinquent or taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s and other like statutory or contractual Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained;

     (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and to secure performance of tenders, statutory obligations, surety and appeal bonds and similar obligations;
     (d) deposits to secure the performance of bids, trade contracts, statutory obligations, lease obligations, and other obligations of a like nature incurred in the ordinary course of business, and Liens securing reimbursement obligations created by open letters of credit for the purchase of inventory;
     (e) Liens granted by a Subsidiary of the Company to secure such Subsidiary’s Indebtedness to the Company or to any other Subsidiary of the Company;
     (f) Liens, if any, disclosed in the financial statements referred to in Section 5.05;
     (g) Liens listed on Schedule 5.16(g) and Liens permitted by Section 7.02; and
     (h) Liens arising by virtue of statutory, common law or contractual provisions relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit, brokerage and similar accounts (or funds, securities or other assets maintained therein) with a creditor depository or similar institution.
     5.17 Environmental Matters. With respect to any real property owned or occupied by any Loan Party other than the Financed Properties:
     (a) each Loan Party has complied in all respects with all applicable federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control except where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
     (b) neither the Company, the Borrower, any of their respective Restricted Subsidiaries has received notice of any failure so to comply which alone or together with any other such failure could reasonably be expected to have a Material Adverse Effect; and
     (c) neither the Company, the Borrower or any of their respective Restricted Subsidiaries nor any of its facilities manages any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could reasonably be expected to have, individually or together with other violations, a Material Adverse Effect.
     5.18 Subsidiaries. As of the Closing Date, (i) neither the Company nor the Borrower has any Subsidiaries, and no Subsidiary has a Subsidiary other than those specifically disclosed (and identified as Restricted or Unrestricted) in part (a) of Schedule 5.18, (ii) neither the Company, the Borrower nor any of their respective Subsidiaries has any equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 5.18 and (iii) all of the Restricted Subsidiaries of the Company (other than the Borrower, the Ford Borrowers and those listed in the first sentence of Section 6.16.(b)) are parties to the Subsidiary Guaranty Agreement and are fully liable thereunder to the extent set forth therein. The state of incorporation or formation and the address, principal place of business for each Subsidiary is specified in part (a) of Schedule 5.18. Each of the Company, the Borrower and/or each of their respective Restricted Subsidiaries is the owner, directly or indirectly, free and clear of all Liens (except for Liens in favor of the Revolving Facility Administrative Agent and transfer restrictions contained in the Dealer/Manufacturer Agreements), of all of the issued and outstanding voting stock of each Subsidiary disclosed on Schedule 5.18 (except where ownership of less than one hundred percent (100%) is indicated on Schedule 5.18).
     5.19 Engaged in Motor Vehicle Sales. The Lessee Subsidiaries are engaged in the business of selling Motor Vehicles.
     5.20 Dealer Franchise Agreements and Manufacturer Framework Agreements. As of the Closing Date, none of the Loan Parties is a party to any dealer franchise agreements, manufacturer framework agreements, or any other similar agreements, including any master agreements between the Loan Parties and any Manufacturer (“Dealer/Manufacturer Agreements”) other than those specifically disclosed in Schedule 5.20, which schedule shows the Manufacturer and the Loan Party which is a party to each such agreement, the date such agreement was entered into and the expiration date (if any) of each such agreement. Each of the Dealer/Manufacturer Agreements applicable to the Company, the Borrower or any Lessee Subsidiary is currently in full force and effect as of the date hereof, and no such agreement has been terminated by a final non-appealable decision by a court of competent jurisdiction. Each of the Dealer/Manufacturer Agreements applicable to any Restricted Subsidiary (other than the Company, the Borrower or any Lessee Subsidiary) is currently in full force and effect as of the date hereof and no such agreement has been terminated by a final non-appealable decision by a court of competent jurisdiction except where such termination could not reasonably be expected to have a Material Adverse Effect. There exists no actual or threatened termination, cancellation, or limitation of, or any modification or change in, the business relationship between any Loan Party and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Loan Party, or with any material Manufacturer, and there exists no present condition or state of facts or circumstances which could reasonably be expected to have a Material Adverse Effect.
     5.21 Use of Proceeds. The proceeds of the Loans shall be used (a) for general working capital, capital expenditures and other lawful purposes of the Borrower, (b) to make distributions to the Company and (c) for acquisitions of real property and vehicle dealerships. Neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans. The Borrower represents and warrants to the Lenders and the Administrative Agent that all Loans will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.
     5.22 Collateral. All of the Collateral is owned by the grantor of the security interest therein in favor of the Administrative Agent, or such grantor has sufficient rights therein to grant such security interest, free of any title defects or any Liens or interests of others, except for (a) the Liens and security interests of the Administrative Agent and (b) Mortgage Permitted Liens.

Upon completion of the recordings contemplated by Section 4.02, the Administrative Agent will have a perfected security interest in, or Lien on, all of the Collateral.
     5.23 Location of Borrower. As of the Closing Date, the Company’s, the Borrower’s and each Lessor Subsidiary’s correct legal name, type of organization, jurisdiction of organization, state organization number and federal employers identification number are set forth on Schedule 5.23. As of the Closing Date, the Company’s, the Borrower’s and each Lessor Subsidiary’s chief executive office is located at the address set forth in Schedule 5.23. Each of the Company and the Borrower shall, and shall cause each Lessor Subsidiary to, promptly (but in any event within five (5) Business Days) immediately report to the Administrative Agent any change in such Person’s name, type of organization, state organization number, jurisdiction of organization or federal employers identification number or the address of such Person’s chief executive office.
     5.24 Leases. There is a Lease in force for each Financed Property, each Lease is in full force and effect without amendment or modification from the form or copy delivered to the Administrative Agent except for amendments permitted hereunder; no default by any party exists under any such Lease that could result in termination of such Lease, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute such a default. Schedule 1.01A is a complete and correct listing of all Leases as of the Closing Date.
     5.25 Security Interest. The Liens granted to the Administrative Agent (for the benefit of the Secured Parties) are valid first priority Liens in the Collateral (subject only to Mortgage Permitted Liens), and upon completion of the recordings contemplated by Section 4.02 will be perfected in accordance with the requirements of all states in which the Borrower or the applicable Lessor Subsidiary is organized or any item of the Collateral is located to the extent that the filing of Uniform Commercial Code financing statements or fixture filings or the recording of the Mortgages is sufficient to perfect such Lien.
     5.26 Solvency. Both before and after giving effect to the Loans hereunder, each Loan Party is Solvent. On the Closing Date, both before and after giving effect to the Loans hereunder, each Loan Party is Solvent.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other amount due hereunder shall remain unpaid or unsatisfied, the Borrower, and the Company as to itself and its Subsidiaries, covenant and agree that:
     6.01 Existence. Each of the Company and the Borrower will maintain and preserve, and except as permitted by Section 7.03, will cause each other Loan Party to maintain and preserve, its respective existence and good standing under the laws of its state of jurisdiction, as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, permits, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of their respective businesses in the ordinary course as conducted from time to time.
     6.02 Repair. Each of the Company and the Borrower will maintain, preserve and keep, and will cause each other Loan Party to maintain, preserve and keep, all of its properties in good repair, working order and condition (ordinary wear and tear excepted). Each of the Company and the Borrower will make, and will cause each other Loan Party to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained; the Company and the Borrower will at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect, and will cause each other Loan Party to do or cause to be done all things necessary to preserve, renew and keep in full force and effect, the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; the Company, the Borrower, each other Loan Party will maintain and operate such businesses in substantially the manner in which they are presently conducted and operated (subject to changes in the ordinary course of business); the Company, the Borrower, each other Loan Party will comply with all laws and regulations applicable to the operation of such businesses whether now in effect or hereafter enacted and with all other applicable laws and regulations except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and the Company, the Borrower, each other Loan Party will take all action which may be required to obtain, preserve, renew and extend all licenses, permits and other authorizations which may be material to the operation of such businesses.
     6.03 Insurance.
     (a) The Company will maintain, on a consolidated basis, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated (and in any event the Borrower will maintain such insurance). In addition to the insurance referred to above, with respect to each Mortgaged Property, the Borrower will (and the Company and the Borrower shall cause each Lessor Subsidiary to) maintain the following policies:
     (i) Prior to construction of any improvements on any Mortgaged Property, an “all-risk”, completed value, non-reporting builder’s risk insurance policy or policies that provide coverage similar to the foregoing must be submitted to the Administrative Agent. This policy must be from a company and in an amount satisfactory to the Administrative Agent, must have a vandalism and malicious mischief endorsement and must be sufficient to avoid the application of any co-insurance provisions, must include provisions for a minimum 30-day advance written notice of any intended policy cancellation or non-renewal, and must designate the Administrative Agent as mortgagee and loss payee in a standard mortgagee endorsement with the following address:
Bank of America, N.A., as Administrative Agent
2001 Clayton Road
Building B
Mailcode: CA4-702-02-25
Concord, CA 94520

Attn: Monitoring and Compliance
     (ii) The Borrower covenants to (and the Company and the Borrower shall cause each Lessor Subsidiary to) maintain or cause to be maintained, by the Borrower (or the Lessor Subsidiary, as applicable) and, during the construction of any improvements on any Mortgaged Property, the general contractor, general accident and public liability insurance against all claims for bodily injury, death or property damage occurring upon, in or about any part of such Mortgaged Property. The policies must be from companies and in amounts satisfactory to the Administrative Agent. The contractor’s policy must include worker’s compensation coverage in an amount sufficient to satisfy statutory requirements;
     (iii) An “all-risk” property insurance policy must be in effect, and an original certificate from the issuing insurance company evidencing that the policy is in full force and effect must be submitted to the Administrative Agent; provided that such insurance shall include coverage for earthquakes and against wind damage on such terms as the Administrative Agent may reasonably require. The policy must be from a company satisfactory to the Administrative Agent, must be in an amount satisfactory to the Administrative Agent, must eliminate all co-insurance provisions, must include a Replacement Cost and Agreed Amount/Stipulated Value Endorsement, must include a Sinkhole Endorsement, if appropriate, must include provisions for a minimum 30-day advance written notice to the Administrative Agent of any intended policy cancellation or non-renewal, and must designate the Administrative Agent as mortgagee and loss payee in a standard mortgagee endorsement, as its interest may appear;
     (iv) If, and to the extent that, any Mortgaged Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards as defined in the Federal Flood Disaster Protection Act of 1973, as such act may from time to time be amended and in effect, or pursuant to any other national or state program of flood insurance, the Borrower shall (and the Company and the Borrower shall cause each Lessor Subsidiary to) carry flood insurance with respect to such Mortgaged Property in an amount not less than the maximum amount available under the Flood Disaster Protection Act of 1973 and the regulations issued pursuant thereto, as amended from time to time, in form complying with the “insurance purchase” requirement of that Act;
     (v) Each such liability insurance policy shall name the Administrative Agent as an additional insured party with respect to such Mortgaged Property, and each such casualty insurance policy shall name the Administrative Agent as a loss payee, and shall provide by way of endorsements, riders or otherwise that (i) proceeds will be payable to the Administrative Agent as its interest may appear; (ii) such insurance policy shall be renewed, if renewal is available, and shall not be canceled and further, shall not be endorsed, altered or reissued to effect a change in coverage in any manner materially adverse to the Administrative Agent, for any reason and to any extent whatsoever unless such insurer shall have first given the Administrative Agent thirty (30) days’ prior written notice thereof; (iii) such insurance policy shall not be impaired by any act or neglect of the Borrower (or any Lessor Subsidiary) or any use of such Mortgaged Property for purposes more hazardous than are permitted by such policy; and (iv) the Administrative Agent may, but shall not be obliged to, make premium payments to prevent any nonrenewal, cancellation, endorsement, alteration or reissuance and such payments shall be accepted by the insurer to prevent same;
     (vi) The Administrative Agent shall be furnished with the original of each such initial policy or a certificate with a duplicate of such original policy coincident with the execution of the Mortgage related to such Mortgaged Property and satisfactory evidence of renewal thereof not less than thirty (30) days prior to the expiration of the initial or each preceding renewal policy together with receipts or other evidence that the premiums thereon have been paid, with the original of each renewal policy or a certificate with a duplicate of such renewal policy to follow as soon as available or, in any such case, an appropriate broker’s certificate in respect thereto. Upon request by Administrative Agent, the Borrower shall (and the Company and the Borrower shall cause each Lessor Subsidiary to) furnish to the Administrative Agent a statement certified by the Borrower (or the Lessor Subsidiary, as applicable) or a duly authorized officer of the Borrower (or the Lessor Subsidiary, as applicable) of the amounts of insurance maintained in compliance with this Section 6.03, a general description of the risks covered by such insurance and of the insurance company or companies which carry such insurance. In addition, the Borrower will (and the Company and the Borrower shall cause each Lessor Subsidiary to) promptly comply with any and all requirements of any insurer of any portion of any Mortgaged Property and any and all rules and regulations of any insurance commission or board of fire underwriters having jurisdiction over such Mortgaged Property; and
     (vii) Without limiting any of the other provisions of this Section 6.03, all losses under, and the proceeds payable under, any policies of insurance that the Borrower (or the Lessor Subsidiary, as applicable) may elect to obtain, whether or not required hereunder, which insure, cover or relate to any Mortgaged Property, or any portion thereof, shall be applied in the same manner and to the same extent as provided herein with respect to any insurance required to be carried by the Borrower (or the Lessor Subsidiary, as applicable).
     (b) Unless the Company or the Borrower provides the Administrative Agent with evidence of the insurance coverage as required by this Agreement or any other Loan Document, the Administrative Agent (at its discretion) may purchase insurance at the Company’s and the Borrower’s expense to protect the Secured Parties’ interest. This insurance may, but need not, also protect the Company’s and the Borrower’s interest. If the Collateral becomes damaged, the coverage the Administrative Agent purchases may not pay any claim the Company, the Borrower or any of their Subsidiaries makes or any claim made against the Company, the Borrower or any of their Subsidiaries. The Company or the Borrower, as applicable, may later cancel this coverage by providing evidence that the Company or the Borrower, as applicable, has obtained property coverage elsewhere.
     (c) The Company and the Borrower (jointly and severally) are responsible for the cost of any insurance purchased by the Administrative Agent. The cost of this insurance may be added to the Obligations. If the cost is added to the Obligations, the interest rate provided in

Section 2.06(b)(i) shall apply to such added amount. The effective date of coverage may be the date the Company’s prior coverage lapsed or the date the Company or the Borrower failed to provide proof of coverage.
     (d) Each of the Company and the Borrower acknowledges that the coverage the Administrative Agent purchases may be considerably more expensive than insurance the Company or the Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.
     6.04 Obligations and Taxes. Subject to any additional requirements in any Mortgage, each of the Company and the Borrower will pay and discharge and will cause each other Loan Party to pay and discharge, when due, all taxes, assessments and governmental charges or levies imposed upon the Company, the Borrower or such Loan Party, as the case may be, as well as all lawful claims for labor, materials and supplies or otherwise unless and only to the extent that the Company, the Borrower or such Loan Party, as the case may be, is contesting such taxes, assessments and governmental charges, levies or claims in good faith and by appropriate proceedings and the Company, the Borrower or such Loan Party has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
     6.05 Financial Statements; Reports. The Company will furnish to the Administrative Agent and each Lender:
     (a) Annual Audit Reports. Within one hundred twenty (120) days after the end of each fiscal year of the Company, to the extent not filed with the Securities and Exchange Commission, a copy of the annual audit report of the Company and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and certified by an independent certified public accountant of recognized national standing, to the extent any Unrestricted Subsidiaries exist, consolidating financial statements for each of said Unrestricted Subsidiaries, and upon request by the Administrative Agent or any Lender, unaudited annual financial statements with respect to the Borrower;
     (b) Quarterly Financial Statements. Within sixty (60) days after the end of each quarter (except the last quarter) of each fiscal year of the Company, to the extent not filed with the Securities and Exchange Commission, a copy of the Form 10 Q of the Company for such quarter, prepared in accordance with the rules, regulations and guidelines of the Securities and Exchange Commission and including therein the consolidated financial statements of the Company and its Subsidiaries, to the extent any Unrestricted Subsidiaries exist, consolidating financial statements for each of said Unrestricted Subsidiaries, and upon request by the Administrative Agent or any Lender, unaudited quarterly financial statements with respect to the Borrower, in each case subject to normal year end audit adjustments in each case;
     (c) Officer’s Certificate. Together with the financial statements furnished by the Company under Section 6.05(a) and Section 6.05(b), a Compliance Certificate executed by the Company’s Chief Financial Officer or Treasurer dated the date of such annual audit report or such quarterly financial statement, as the case may be, and including therewith the calculations (and supporting documentation and/or backup information for such calculations) for all financial covenants set forth in ARTICLE VII hereof, and notices of all Swap Contracts to which it is a party as of the date of such certificate;
     (d) SEC and Other Reports. Copies of each filing and report made by the Company, the Borrower or any of their respective Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and each communication from the Company, the Borrower or any of their respective Subsidiaries to shareholders generally, promptly upon the making thereof, to the extent such filings and reports are not available on the Company’s website;
     (e) Intentionally omitted.
     (f) Intentionally omitted.
     (g) Intentionally omitted.
     (h) Requested Information. Promptly, from time to time, such other reports or information as the Administrative Agent or any Lender may reasonably request.
     Each of the Company and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger may make available to the Lenders materials and/or information provided by or on behalf of the Company and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or the Borrower, their Affiliates or their respective securities of any of the foregoing and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Each of the Company and the Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or the Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
     6.06 Litigation and Other Notices. The Company will notify the Administrative Agent and the Lenders in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
     (a) Judgment. The entry of any judgment or decree against the Company, the Borrower and/or any of their respective Subsidiaries if the aggregate amount of such judgment or decree exceeds Five Million Dollars ($5,000,000) (after deducting the amount with respect to which the Company, the Borrower or such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing);
     (b) Suits and Proceedings. The filing or commencement of any action, suit, investigation or proceeding, whether at law or in equity or by or before any court or any Governmental Authority as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
     (c) Default. The occurrence of any Event of Default or Default, together with a written explanation of the facts and circumstances associated therewith;
     (d) Material Adverse Change. The occurrence of any event which could reasonably be expected to have a Material Adverse Effect;
     (e) Pension and Welfare Plans. The occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate, the PBGC or any other Person to terminate any Plan if such termination could reasonably be expected to result in a Material Adverse Effect; the institution of any steps by the Company, the Borrower or any of their respective Subsidiaries or any ERISA Affiliate to withdraw from any Plan if such withdrawal could reasonably be expected to result in a Material Adverse Effect; the incurrence of any material increase in the contingent liability of the Company, the Borrower or any of their respective Subsidiaries with respect to any post-retirement welfare benefits that could reasonably be expected to have a Material Adverse Effect; or the incurrence by the Company or any ERISA Affiliate of any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect;
     (f) Leases. (i) The entering into by the Borrower of any Lease after the Closing Date or any amendment or other modification to any Lease (and a copy of any such Lease, amendment or modification), (ii) the termination or expiration of any Lease, or (iii) any material adverse change in the relationship between the Borrower and any lessee;
     (g) The occurrence of any material change in accounting policies or financial reporting practices by the Company, the Borrower or any of their respective Subsidiaries;
     (h) Hazardous Materials. Any report, study, inspection or test that indicates the presence of any Hazardous Materials on or about any Mortgaged Property or any adverse condition relating to any Mortgaged Property, any Buildings or any such materials which presence or adverse condition could reasonably be expected to have a Material Adverse Effect; and
     (i) Other Events. The occurrence of such other events as the Administrative Agent or the Required Lenders may reasonably specify from time to time.
     6.07 ERISA. Each Loan Party will comply with the applicable provisions of ERISA except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

     6.08 Books, Records and Access. Each Loan Party will maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to the business and activities of such Loan Party. Each Loan Party will permit reasonable access by the Administrative Agent and each Lender, upon reasonable request, to the books and records relating to such Loan Party during normal business hours, to permit or cause to be permitted, the Administrative Agent and each Lender to make extracts from such books and records, including, to the extent permissible without the relevant Loan Party being in breach thereof, Master Franchise Agreements. Each Loan Party will also permit, or cause to be permitted, upon reasonable request, any authorized representative designated by any Lender to discuss the affairs, finances and condition of such Loan Party with such Person’s principal financial officers and principal accounting officers and such other officers as such Loan Party shall deem appropriate.
     6.09 Use of Proceeds. The Borrower shall use the proceeds of the Loans for only the purposes described in Section 5.21. No Loans shall be used for any purpose which would be in contravention of any Requirement of Law.
     6.10 Nature of Business. The Loan Parties will engage in substantially the same field of business as they are engaged in on the date hereof, and except as permitted in Section 7.5(h), will refrain from engaging in, establishing or becoming in any way involved as a lender in the business of automobile financing, sub-prime automobile financing or any other credit transactions related to automobiles other than Retail Loan Guarantees.
     6.11 Compliance. The Loan Parties will comply with all statutes and governmental rules and regulations applicable to them including all such statutes and government rules and regulations relating to environmental pollution or to environmental regulation and control except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
     6.12 Intentionally omitted.
     6.13 Intentionally omitted.
     6.14 Intentionally omitted.
     6.15 Further Assurances. Each of the Company and the Borrower shall, and shall cause each of the Loan Parties to, to the extent applicable, execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary, desirable, or proper to carry out more effectively the purposes of this Agreement, and to protect the Liens granted in this Agreement or the Loan Documents to which any of them respectively is a party and against the rights or interests of third persons, and the Company and the Borrower (jointly and severally) will pay all reasonable costs connected with any of the foregoing.
     6.16 Permitted Acquisitions; Subsidiary Guarantors.

     (a) Subject to the remaining provisions of this Section 6.16 applicable thereto, the Company may, from time to time after the Closing Date, make Acquisitions, as long as with respect thereto each of the following conditions are satisfied (a “Permitted Acquisition”):
     (i) no Default or Event of Default is in existence at the time of the consummation of such proposed Acquisition or would exist after giving effect thereto, and no other agreement, contract or instrument to which any Loan Party is a party restricts such proposed Acquisition; and
     (ii) for each acquisition involving the acquisition or creation of a direct or indirect Restricted Subsidiary of the Company, (1) such Subsidiary shall be a Wholly Owned Subsidiary, and (2) the Acquisition will not have the effect of causing or requiring any direct or indirect Subsidiary of the Company to be engaged in the sale of New Motor Vehicles of a different Manufacturer than the Manufacturer whose New Motor Vehicles such Subsidiary was authorized to sell prior to the Acquisition.
     (b) The Company shall cause each Restricted Subsidiary (other than the Ford Borrowers, GPI Associates Holdings, LLC, Group 1 Automotive Reinsurance Two, Ltd and Group 1 Reinsurance Ltd., any other Subsidiary formed for purposes of reinsurance, and any dormant Subsidiaries having retained equity of less than $50,000) that is created or is otherwise acquired to execute and deliver a Guaranty Joinder Agreement and updated Schedules of the Agreement, if applicable, and the other applicable Loan Documents, with the documentation to be in form and substance reasonably satisfactory to the Administrative Agent. GPI Associates Holdings, LLC shall be excluded from the requirements contained herein only so long as it does not acquire any assets or incur any Indebtedness other than those assets (including additional interests in existing or similar assets) and Indebtedness in place on the date hereof. Any Restricted Subsidiary and any Subsidiary formed for the sole purpose of transacting specific asset securitizations shall be excluded from the requirements contained herein unless such Subsidiary is a guarantor of obligations under the Revolving Credit Facility. Notwithstanding the foregoing, in the event the Dealer/Manufacturer Agreement or other written agreements with Manufacturers to which any Subsidiary is subject shall prohibit or restrict any Subsidiary of the Company from entering into the Guaranty Joinder Agreement, such affected Subsidiary shall not be required to be a party thereto.
     6.17 Ford Borrower and GM Borrower Dividends. On or before the last Business Day of each fiscal quarter of the Company, the Company shall cause all GM Borrowers and Ford Borrowers to make cash transfers to the Company or to their respective parent with a view toward making an ultimate and concurrent cash transfers to the Company of all pre-tax profits in excess of working capital reasonably required in the day to day operations of such GM Borrower or Ford Borrower, as applicable or such amounts as may be required pursuant to a Dealer/Manufacturer Agreement or other agreements with Manufacturers to which such GM Borrower or Ford Borrower, as applicable, is a party.
     6.18 Leases. At all times, comply in all material respects with the terms and provisions of the Leases of the Financed Properties, and cause such Leases to be kept in full force and effect without termination, amendment or modification, except for (i) any modification or amendment of a Lease made in the ordinary course of business consistent with past practices of the Loan Parties, and which amendment or modification is not materially adverse to the Loan Parties, the Administrative Agent or the Lenders or (ii) renewals or extensions (A) on either substantially the same terms as the existing Lease of a Financed Property, or (B) as otherwise approved by the Administrative Agent in writing.
     6.19 Unimproved Real Property. With respect to each Financed Property constituting Unimproved Real Property, the Borrower or the applicable Lessor Subsidiary shall commence construction on each such Financed Property within (**) months of the date the applicable Financed Property enters the Property Pool.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, or any Loan or other amount due hereunder shall remain unpaid or unsatisfied, the Borrower, and the Company as to itself and as to each of its Subsidiaries, covenants and agrees that:
     7.01 Indebtedness. Neither the Company nor any Subsidiary will incur, create, assume or suffer to exist any Indebtedness, except:
     (a) the Notes and the Indebtedness and Obligations under this Agreement and the other Loan Documents;
     (b) Indebtedness of any Loan Party existing at the Closing Date which is reflected in Schedule 7.01(b) hereto (and does not fall within any other category in this Section 7.01) and all renewals and extensions thereof on substantially the same terms;
     (c) Indebtedness created under leases which, in accordance with GAAP, have been recorded and/or should have been recorded on the books of the applicable Subsidiary as Capital Leases;
     (d) Indebtedness in connection with the purchase of personal property other than Motor Vehicles;
     (e) Subordinated Indebtedness;
     (f) accounts payable (for the deferred purchase price of property or services) which are from time to time incurred in the ordinary course of business and which are not in excess of ninety (90) days past the invoice or billing date;
     (g) (A) Permitted Real Estate Debt, (B) any Guarantees by the Company of such Indebtedness and (C) any Guarantees by any Subsidiary of such Indebtedness incurred by any Restricted Subsidiary;
     (h) Indebtedness of any Subsidiary of the Company in existence (but not incurred or created in connection with a Permitted Acquisition) on the date on which such Subsidiary is acquired by the Company, provided (i) neither the Company nor any of its other Subsidiaries has any obligation with respect to such Indebtedness, (ii) none of the properties of the Company or any of its other Subsidiaries is bound with respect to such Indebtedness, (iii) the aggregate amount of all such Subsidiary Indebtedness does not exceed 10% of Stockholders’ Equity, and (iv) such Indebtedness may be prepaid only upon the payment of prepayment penalties or premiums in excess of 5% of the principal amount of such Indebtedness;
     (i) Indebtedness secured by Liens upon any property hereafter acquired by the Company or any of its Subsidiaries to secure Indebtedness in existence on the date of a Permitted Acquisition (but not incurred or created in connection with such Permitted Acquisition), which Indebtedness is assumed by such Person simultaneously with such Permitted Acquisition, which Liens extend only to such property so acquired (and not to any after-acquired property) and with respect to which Indebtedness neither the Company nor any of its Subsidiaries (other than the acquiring Person) has any obligation;
     (j) Indebtedness owed by the Company or any of its Subsidiaries to the Company or to any other Subsidiary;
     (k) any Retail Loan Guarantees; provided that the sum of (i) the aggregate principal amount of all Retail Loan Guarantees plus (ii) Investments in seller financed notes in connection with Motor Vehicles shall not exceed ten percent (10%) of Stockholders’ Equity;
     (l) contingent obligations (including Guarantees) by the Company of any Indebtedness of the Restricted Subsidiaries permitted hereunder unless otherwise provided herein;
     (m) Indebtedness arising under any Service Agreement as such term is defined in Section 6.14;
     (n) Indebtedness of Unrestricted Subsidiaries to non-Affiliated Persons not secured by Liens on any property of, and not Guaranteed by, the Company or any Restricted Subsidiary;
     (o) Indebtedness that constitutes a renewal, refinancing, replacement or extension of Indebtedness of Loan Parties otherwise permitted hereunder; provided that the principal amount of any such Indebtedness renewed, refinanced, replaced or extended shall not materially exceed the amount outstanding immediately prior to such renewal, refinancing replacement or extension, and, further provided, in the case of Subordinated Indebtedness, no such renewal, refinancing, replacement or extension may shorten the maturity to a date that is earlier than six (6) months after the Maturity Date or change any of the subordination provisions in a manner adverse to the Lenders without the consent of Required Lenders;
     (p) Unsecured debt of the Company in an aggregate amount not to exceed Six Hundred Million and No/100 Dollars ($600,000,000) outstanding at any time to the extent permitted under the Closing Date Revolving Credit Agreement;
     (q) Indebtedness of the Company or any Restricted Subsidiary (other than the Borrower) consisting of floor plan financing for Motor Vehicles, provided that such Indebtedness is not secured by any of the Collateral;

     (r) Indebtedness of any Restricted Subsidiary (other than the Borrower) created under a qualified service loaner program with the financial affiliate of the Manufacturer of the Motor Vehicles to be provided to such Loan Party (other than the Borrower) under such service loaner program;
     (s) obligations (contingent or otherwise) of the Company, the Borrower or any Restricted Subsidiary existing or arising under any Related Swap Contract; and
     (t) Indebtedness under the Revolving Credit Agreement in an amount not to exceed $1,850,000,000 outstanding at any time.
     7.02 Liens. Neither the Company nor any Restricted Subsidiary will incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:
     (a) Liens pursuant to any Loan Document;
     (b) Liens securing Indebtedness permitted by Section 7.01(c), Section 7.01(d) (which Liens extend only to property so purchased), Section 7.01(h), Section 7.01(i), Section 7.01(n), Section 7.01(q), Section 7.01(r) (which Liens extend only to property under such qualified service loaner program) or Section 7.01(t) (which Liens shall not extend to any of the Collateral);
     (c) Liens referred to in Section 5.16 and Mortgage Permitted Liens;
     (d) Liens securing Permitted Real Estate Debt and permitted guarantees thereof;
     (e) extensions, renewals and replacements of Liens referred to in Section 7.02(a), (b), (c), (d) and (f) provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien being extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement lien shall be in an amount not greater than the amount of the Indebtedness secured by the original Lien extended, renewed or replaced;
     (f) Certain rights of set-off in favor of a Manufacturer on amounts owing in connection with Motor Vehicles purchased from such Manufacturer and in favor of suppliers and retail finance institutions consistent with the Company’s existing business practices and in the ordinary course of business; and
     (g) Liens existing under Qualified Sale/Leaseback Transactions, but only on the Property subject of such transaction.
     7.03 Consolidations and Mergers. No Loan Party shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except

     (a) (i) any Loan Party may merge with the Company, provided that the Company shall be the continuing or surviving Person, (ii) any Loan Party may merge with the Borrower provided that the Borrower shall be the continuing or surviving Person (unless the Borrower is merging with the Company), (iii) any Lessor Subsidiary may merge with the Company or the Borrower, provided that the Company or the Borrower shall be the continuing or surviving Person, (iv) any Lessee Subsidiary may merge with any Restricted Subsidiary, or (v) (subject to the provisions in clauses (i) and (ii) above) any Loan Party may merge with any one or more such Loan Parties, provided that (A) if any such Person merges with a Lessor Subsidiary, the Lessor Subsidiary shall be the continuing or surviving Person, (B) if any such transaction shall be between a Loan Party which is a Wholly Owned Subsidiary and a Loan Party which is not a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person and (C) nothing contained in this clause (v) shall be deemed to permit Lessor Subsidiary to merge with any Person other than the Company or the Borrower;
     (b) (i) any Loan Party (other than the Borrower) may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company, the Borrower or a Wholly Owned Subsidiary that is a party to the Guaranty Agreement; (ii) the Borrower or any Lessor Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company; and (iii) the Borrower or any Lessor Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) other than assets comprising any Collateral to a Loan Party; and
     (c) any Loan Party (other than the Borrower) may merge or consolidate with another Person (that is not the Company or any of its Subsidiaries) if (x) the Loan Party involved in the merger or the consolidation is the surviving Person or the Person who is the survivor becomes a Wholly Owned Subsidiary as a result thereof, (y) if the Company or any Lessor Subsidiary is involved in the merger or consolidation, the Company or such Lessor Subsidiary shall be the surviving Person and (z) immediately prior to and after giving effect to such merger or consolidation, there exists no Default or Event of Default;
provided, further, that if (w) the Borrower or any Lessor Subsidiary merges into the Company pursuant to clause (a)(i) above, (x) any Lessor Subsidiary merges into the Company or the Borrower pursuant to clause (a)(iii) above, (y) the Borrower or any Lessor Subsidiary sells all or substantially all of its assets to the Company pursuant to clause (b)(ii) above or (z) any Lessor Subsidiary sells all or substantially all of its assets to another Loan Party pursuant to clause (b)(i) above, the Borrower, the Lessor Subsidiary, the Company or such other Loan Party, as applicable, shall execute and/or deliver to the Administrative Agent all such documents and opinions, deliver such endorsements of applicable title policies, and take such other actions as may be required or as the Administrative Agent may reasonably request in order to ensure the continued perfection and priority of the Administrative Agent’s Lien on any property owned by the Borrower, the Lessor Subsidiary or the Company, as applicable, immediately prior to such merger or sale, continued title insurance coverage with respect to any applicable Financed Properties after giving effect to such merger or sale, and the assumption by the purchasing or surviving Person of obligations under any applicable Mortgage; provided further, that if any Lessee Subsidiary merges with any other Person pursuant to clause (a) or (c) above, or sells all or substantially all of its assets to any other Person pursuant to clause (b) above, then the Person who is the survivor of such merger or the purchaser of such assets, as applicable, shall execute and/or deliver to the Administrative Agent a subordination and attornment agreement in substantially the form of Exhibit G.
     7.04 Disposition of Assets. Neither the Company nor the Borrower will, or permit any Loan Party to permit any Disposition (whether in one or a series of transactions) of any property or assets (including Accounts, notes receivable, and/or chattel paper, with or without recourse) or enter into any agreement so to do, except:
     (a) Dispositions of Motor Vehicles and other inventory in the ordinary course of business;
     (b) Dispositions of assets, properties or businesses by the Company or any of its Subsidiaries to any other Subsidiary or to the Company provided, however, (i) other than Dispositions to newly created Subsidiaries which become Revolving Facility Borrowers for purposes of complying with Dealer/Manufacturer Agreements, any such Disposition made to a Ford Borrower or a GM Borrower shall be made on an arms-length basis for fair market value for cash and only in the ordinary course of business;
     (c) Dispositions of equipment and other property which is obsolete, worn out or no longer used in or useful to such Person’s business, all in the ordinary course of business;
     (d) Dispositions occurring as the result of a casualty event, condemnation or expropriation;
     (e) Dispositions pursuant to Qualified Sale/Leaseback Transactions, provided that if any such property so Disposed is in the Property Pool, the Borrower shall have made all necessary payments contemplated by Section 7.14;
     (f) Dispositions of chattel paper to third parties pursuant to arms length transactions for fair value in the ordinary course of business;
     (g) Dispositions as permitted in Section 7.03;
     (h) Dispositions in any year of other property, assets (including capital stock of its Subsidiaries and Affiliates) or businesses of the Company not otherwise permitted by clauses (a) through (g) of this Section 7.04; provided, that the proceeds realized from such Disposition in any applicable year in excess of ten percent (10%) of the tangible assets of the Company as of the beginning of such year are either reinvested within one (1) year in similar assets or used to repay the Obligations; and
     (i) Dispositions of Financed Properties permitted by Section 7.14.
     7.05 Investments. Neither the Company nor any Restricted Subsidiary will make or permit to exist any Investment in any Person, except for:
     (a) Permitted Acquisitions;

     (b) extensions of credit in the nature of Accounts or notes receivable and/or chattel paper arising from the sale of goods and services in the ordinary course of business;
     (c) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (d) Investments in securities maturing within two (2) years and issued or fully guaranteed or insured by the United States of America or any state or agency thereof;
     (e) Investments in commercial paper maturing two hundred seventy (270) days or less from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and P-1 from Moody’s;
     (f) Investments in certificates of deposit, banker’s acceptances and time deposits maturing within two (2) years from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $100,000,000 and whose credit rating is at least A-1 from S&P and P-1 from Moody’s, or any Lender;
     (g) Investments in negotiable instruments held by Comercia Securities, Inc. that are permitted by the Revolving Credit Agreement;
     (h) Investments in seller financed notes in connection with Motor Vehicles; provided that the sum of (i) the aggregate amount of all seller financed notes of the Loan Parties in connection with Motor Vehicles plus (ii) the aggregate amount of all Retail Loan Guarantees shall not exceed ten percent (10%) of Stockholders’ Equity;
     (i) Investments in Wholly Owned Subsidiaries of the Company;
     (j) Investments in less than Wholly Owned Subsidiaries in an aggregate amount of up to ten percent (10%) of Stockholders’ Equity; and
     (k) Investments in joint ventures in an aggregate amount of up to five percent (5%) of Stockholders’ Equity.
     7.06 Transactions with Affiliates. No Loan Party will enter into any transaction with any Affiliate except upon terms no less favorable than the applicable Loan Party could obtain in an arm’s-length transaction with a Person which was not an Affiliate.
     7.07 Other Agreements. No Loan Party will enter into any agreement containing any provision which would be violated or breached by such Loan Party’s performance of its Obligations hereunder or under any instrument or document delivered or to be delivered by the Loan Parties hereunder or in connection herewith if the effect of such violation or breach could reasonably be expected to have a Material Adverse Effect.

     7.08 Fiscal Year; Accounting. No Loan Party will change its fiscal year without prior notification to the Administrative Agent or change its method of accounting (other than immaterial changes and methods and changes authorized or required by GAAP).
     7.09 Credit Standards. No Loan Party will modify in any material way and which is inconsistent with normal industry practice, the credit standards and procedures, the collection policies or the loss recognition procedures with respect to the creation or collection of Accounts, notes received and/or chattel paper.
     7.10 Pension Plans. No Loan Party will engage in, or permit to exist or occur any other condition, event or transaction with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. No Loan Party will take any action or fail to take any action the result of which could be a past due liability to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
     7.11 Restricted Payments. Neither the Company nor any Restricted Subsidiary will declare or make any Restricted Payment, if, in each case, immediately after giving effect thereto any Default or Event of Default has occurred or would be created thereby.
     7.12 Fixed Charge Coverage Ratio. The Company will not permit (as of the end of any fiscal quarter) its Fixed Charge Coverage Ratio to be less than 1.25 to 1.0, such ratio to be calculated as of the end of each fiscal quarter of the Company based upon the four fiscal quarters immediately preceding such date of determination.
     7.13 Senior Secured Leverage Ratio. The Company shall not, at any time, permit its Senior Secured Leverage Ratio to be greater than 2.0 to 1.0.
     7.14 Disposition of Financed Properties. The Borrower and each Loan Party agree that it shall not, and shall not permit any Lessor Subsidiary to, permit any Disposition (whether in one or a series of transactions) of any Financed Property or any portion of any Financed Property, or enter into any agreement so to do, except Permitted Financed Property Dispositions; provided that, if (i) a payment default or Event of Default exists and (ii) the Administrative Agent is not in agreement with the Borrower’s determination of the FMV or Disposition Closing Costs attributable to such Financed Property, then (x) upon the request of the Administrative Agent (which such request shall be in the Administrative Agent’s sole discretion), the Borrower shall place into escrow (in a manner satisfactory to the Administrative Agent, the “escrow account”) an amount equal to the difference between (1) 125% of the value of such Financed Property reflected in the original FIRREA Appraisal with respect to such Financed Property (or if a subsequent FIRREA Appraisal has been commissioned with respect to such Financed Property, 125% of the value reflected in such later FIRREA Appraisal) (in either case, the “Baseline Appraisal”) and (2) the amount of the payment made by the Borrower as required under clause (b)(ii) of the definition of “Permitted Financed Property Disposition”; (y) the Administrative Agent shall commission a FIRREA Appraisal at the Borrower’s expense with respect to such Financed Property (which such FIRREA Appraisal shall be acceptable to the Administrative Agent in its sole discretion) (the “Commissioned Appraisal”) to determine any amount required to be paid pursuant to clause (b) of the definition of “Permitted Financed Property Disposition” and may make demand under or debit the escrow account in the amount of the difference between (1) the value reflected in the Commissioned Appraisal less Disposition Closing Costs and (2) the amount of the payment made by the Borrower as required under clause (b)(ii) of the definition of “Permitted Financed Property Disposition”. The Borrower acknowledges that if the value of the applicable Financed Property reflected in any Commissioned Appraisal is greater than 125% of the value reflected in the Baseline Appraisal, the Borrower shall pay to the Administrative Agent an additional amount equal to the difference between (1) the value reflected in the Commissioned Appraisal less Disposition Closing Costs and (2) the sum of (A) the amount debited from the escrow account in accordance with this paragraph and (B) the amount of the payment made by the Borrower as required under clause (b)(ii) of the definition of “Permitted Financed Property Disposition”. The Administrative Agent will promptly return to the Borrower any amounts remaining in the escrow account with respect to such Financed Property after determination and debiting, if any, of the account in connection herewith. In the event of any Permitted Financed Property Disposition in accordance with the terms hereof, such Financed Property shall be removed from the Property Pool (and the Liens granted to the Administrative Agent in connection therewith shall be released) and availability under the facility described in Section 2.01 hereof shall increase in the amount of such repayment (but in no event greater than the Aggregate Commitments then in effect).
     7.15 Lessor Subsidiaries. No Loan Party shall permit any Person other than the Borrower, or a Wholly Owned Subsidiary of the Company which is a Restricted Subsidiary, to own any equity interest in any Lessor Subsidiary.
     7.16 Collateral. No Loan Party shall permit to exist any Lien or security interest on the Collateral other than (i) the Liens and security interests of the Administrative Agent and (b) Mortgage Permitted Liens.
     7.17 Leases. No Loan Party shall permit (i) any Person to occupy any Financed Property except for the Lessee Subsidiary party to the Lease with respect to such Financed Property, which such Lessor Subsidiary has executed and delivered to the Administrative Agent a subordination and attornment agreement in substantially the form of Exhibit G or (ii) any sublease on any Financed Property to exist other than a sublease to a Restricted Subsidiary which is a Wholly Owned Subsidiary and has entered into a subordination and attornment agreement substantially in the form of Exhibit G.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) any representation or warranty made or deemed made in or in connection with this Agreement, the Notes, any of the Loan Documents or any of the Borrowings hereunder or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or the execution and delivery of the Notes or any of the Loan Documents or the making of any of the Borrowings hereunder shall prove to have been false or misleading in any material respect when made or deemed made;

     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable pursuant to the terms of this Agreement, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any interest on any Loan or any Commitment Fees or any other amount due under this Agreement other than principal of any Loan when and as the same shall become due and payable which shall remain unremedied for a period of five (5) days from the date due;
     (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 6.01, Section 6.06, Section 6.09, Section 6.10 or in ARTICLE VII;
     (e) except as provided in Section 8.01(a) through Section 8.01(d), inclusive, default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to this Agreement or any of the other Loan Documents and such default shall continue unremedied for thirty (30) days after the earlier to occur of (i) any Loan Party obtaining knowledge thereof and (ii) written notice thereof having been given to the Company or the Borrower;
     (f) the Company or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner to any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of such Person’s property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate or other action for the purpose of effecting any of the foregoing;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Restricted Subsidiary, or of a substantial part of the property or assets of such Person, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Restricted Subsidiary or any of its Subsidiaries or for a substantial part of the property of any such Person or (iii) the winding-up or liquidation of the Company or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days;
     (h) default (other than a default in the payment of principal or interest) shall occur with respect to any Indebtedness of the Company or any Restricted Subsidiary, if the total amount of such Indebtedness in default exceeds in the aggregate, an amount equal to Ten Million Dollars ($10,000,000) and if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of any such

Indebtedness; or any payment of principal or interest, regardless of amount, on any Indebtedness of the Company or any Restricted Subsidiary, which Indebtedness exceeds in the aggregate an amount equal to Ten Million Dollars ($10,000,000), shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace as specified in the instrument evidencing or governing such Indebtedness);
     (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in a Material Adverse Effect or the incurrence by the Company, the Borrower or any ERISA Affiliate of any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect;
     (j) there shall be entered against the Company or any Restricted Subsidiary one or more judgments or decrees in excess of Ten Million Dollars ($10,000,000) in the aggregate at any one time outstanding for the Company and all Restricted Subsidiaries and all such judgments or decrees in the amount of such excess shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, excluding those judgments or decrees for and to the extent which the Company, any such Restricted Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing (subject to usual deductibles) or for and to the extent which the Company or any such Loan Party is otherwise indemnified if the terms of such indemnification are satisfactory to the Required Lenders;
     (k) there shall occur any material loss of or change to any Dealer/Manufacturer Agreement between any Loan Party and a Manufacturer, which could reasonably be expected to result in a Material Adverse Effect;
     (l) any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Person other than the Administrative Agent or any Lender executing the same in accordance with the respective terms thereof except as permitted by the terms hereof or thereof or shall in any way be terminated or become or be declared ineffective or inoperative or shall in any way whatsoever cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
     (m) a Change of Control; or
     (n) there shall occur (i) any default under any Lease and such default is material (or, if such default is not material, the Borrower (or the applicable Lessor Subsidiary) has made a claim of default or has objected, either orally or in writing, to the conduct giving rise to such default), and such default continues for 30 days, or (ii) an amendment or other modification to a Lease which is materially adverse to the Borrower (or a Lessor Subsidiary, as applicable), the Administrative Agent or the Lenders.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Company and the Borrower;
     (c) exercise on behalf of itself, the Lenders all rights and remedies available to it or the Lenders under the Loan Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III, but excluding amounts payable under Related Swap Contracts) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and amounts payable in respect of Related Swap Contracts) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (other than in respect of Related Swap Contracts), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to payment of amounts owing under Related Swap Contracts, in each case to the extent owing to any Related Swap Contract Provider arising under Related Swap Contracts that shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the amount owing under the applicable Related Swap Contracts from the applicable Related Swap Contract Provider;
     Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Book Manager nor the Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (including in connection with Permitted Financed Property Dispositions), or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(b); and
     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement (and to release any Lien or any property of such Subsidiary Guarantor) if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company, the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company, the Borrower or the applicable Loan Party, as the case may be, and notice and an executed copy thereof given to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

     (e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (g) release all or substantially all of the Collateral in any transaction or series of related transactions or all or substantially all of the value of the Subsidiary Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 or the release of Collateral is permitted pursuant to Permitted Financed Property Dispositions (in which in either case such release may be made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Company, the Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Company or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Company, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company, the Borrower or their respective securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company and the Borrower (jointly and severally) shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Company and the Borrower (jointly and severally) shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) and internally allocated costs incurred by the Administrative Agent and its Affiliates for the review of environmental reports, in each case in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan

Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Company and the Borrower. The Company and the Borrower (jointly and severally) shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, the Borrower or any of their respective Subsidiaries (other than Environmental Liability relating to a Financed Property, which indemnity shall be as set forth in the Mortgage for such Financed Property), or any Environmental Liability related in any way to the Company, the Borrower or any of their respective Subsidiaries (other than Financed Property, which indemnity shall be as set forth in the Mortgage for such Financed Property), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (x) such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (2) result from a claim brought by the Company, the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company, the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) to the extent that such losses, claims, damages, liabilities or related expenses arising under clause (iii) result from any action or inaction of the Lenders following a transfer of title by foreclosure or deed in lieu of foreclosure of the respective Financed Property associated with such losses, claims, damages, liabilities or related expenses (unless such losses, claims, damages, liabilities or related expenses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the Borrower’s, the Company’s or any Subsidiary’s gross negligence or willful misconduct).
     (c) Reimbursement by Lenders. To the extent that the Company or the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this

Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Company nor the Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence of willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company or the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company, the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to be a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Company, the Borrower or any of their respective Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company, the Borrower or any of the Company’s or the Borrower’s respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each of the Company and the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or the Borrower.
     For purposes of this Section, “Information” means all information received from the Company, the Borrower or any of their respective Subsidiaries relating to the Company, the Borrower or any such Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company, the Borrower or any such Subsidiary, provided that, in the case of information received from the Company, the Borrower or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company, the Borrower or any other Loan Party against any and all of the obligations of the Company, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company, the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company, the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount contracted for, charged, paid, or otherwise agreed to be paid, or received to the Administrative Agent or any Lender for the use, forbearance or detention of the money to be loaned under this Agreement or any Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest to exceed the Highest Lawful Rate. Anything in this Agreement, any Note or any other Loan Document to the contrary notwithstanding, none of the Loan Parties shall ever be required to pay unearned interest on any Note and shall never be required to pay interest on such Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement, such Note and the other Loan Documents would exceed the Highest Lawful Rate, or if the holder of such Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Loan Parties under this Agreement, such Note or Loan Document to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable by the Loan Parties under this Agreement, such Note or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Loan Parties or any interest paid by the Loan Parties in excess of the Highest Lawful Rate shall be credited on the principal of such Note (or, if the principal amount of such Note shall have been paid in full, refunded to the Loan Parties). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Lender under the Notes held by it, or under this Agreement, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Lender (such Highest Lawful Rate being such Lender’s “Maximum Permissible Rate”), and shall be made, to the extent permitted by usury laws applicable to such Lender (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Lender in connection therewith. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at such Lender’s Maximum Permissible Rate pursuant to this Section and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at such Lender’s Maximum Permissible Rate, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at such Lender’s Maximum Permissible Rate until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section.
     10.10 Counterparts; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice under Section 3.02, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company or the Borrower the right to replace a

Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower or the assignee Lender shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees), the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE COMPANY AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN HARRIS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR

ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE COMPANY AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party thereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the

Company and the Borrower (jointly and severally) shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
     10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Company and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Company, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Company and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Company and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, the Borrower or any of their respective Affiliates or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Company, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a board range of transactions that involve interests that differ from those of the Company, the Borrower and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Company and the Borrower or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Company and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and the Borrower, which information includes the name and address of the Company and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and the Borrower in accordance with the Act.
     10.19 Time of the Essence. Time is of the essence of the Loan Documents.
     10.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GROUP 1 REALTY, INC., as the Borrower
By:	/s/ John C. Rickel
Name:	John C. Rickel
Title:	President

GROUP 1 AUTOMOTIVE, INC.
By:	/s/ John C. Rickel
Name:	John C. Rickel
Title:	Senior Vice President & CFO

CREDIT AGREEMENT
Signature Page

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Ronaldo Naval
Name:	Ronaldo Naval
Title:	Vice President

CREDIT AGREEMENT
Signature Page

BANK OF AMERICA, N.A., as a Lender
By:	/s/ M. Patricia Kay
Name:	M. Patricia Kay
Title:	Senior Vice President

CREDIT AGREEMENT
Signature Page